Exhibit (a)(i)

Disclosure Statement and Notice of Action Taken by Written Consent of Stockholders

Dear Superior Energy Services, Inc. Stockholder,

Superior Energy Services, Inc. a Delaware corporation (the “Company,” “we,” “us” or “our”), intends to engage in a transaction that will reduce the number of record holders of the Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), of the Company, to fewer than 300, thereby enabling us to suspend our obligation to file periodic reports and other information with the Securities and Exchange Commission (the “SEC”) thereunder. This will eliminate the significant expense required to comply with the reporting and related requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Often referred to as a “going private” transaction, the transaction (the “Transaction”) will consist of a reverse stock split (the “Reverse Stock Split”) followed immediately by a forward stock split of the Company’s Class A Common Stock (the “Forward Stock Split” and, together with the Reverse Stock Split, the “Stock Splits”) at a ratio of (i) not less than 1-for-700 and not greater than 1-for-800 (the “Reverse Stock Split Ratio”), and (ii) not less than 700-for-1 and not greater than 800-for-1, in the case of the Forward Stock Split (the “Forward Stock Split Ratio” and, together with the Reverse Stock Split Ratio, the “Stock Split Ratios”), with the exact Stock Split Ratios to be set within the foregoing range at the discretion of the Company’s Board of Directors (the “Board”) without further approval or authorization of the Company’s stockholders and with the Board, in its sole discretion, able to effect the Stock Splits immediately following the public announcement of the Stock Split Ratios (but no earlier than the twentieth day following the mailing of the Disclosure Statement (as defined below) to stockholders) or to elect to abandon the overall Transaction and the proposed Stock Splits, at any time. As a result of the Stock Splits, each share of the Company’s Class A Common Stock held by a stockholder of record owning immediately prior to the effective time fewer than a minimum number of shares, which, depending on the Reverse Stock Split Ratio chosen by the Board, would be between 700 and 800 (the “Minimum Number”), would only be entitled to a fraction of a share of Class A Common Stock upon the Stock Splits and will be paid cash in lieu of such fraction of a share of Class A Common Stock, on the basis of $80.00 per pre-split share of Class A Common Stock, without interest (the “Cash Payment”) for each share of Class A Common Stock held by such holder (the “Cashed Out Stockholders”), immediately prior to the effective time and the Cashed Out Stockholders would no longer be stockholders of the Company. Stockholders owning at least the Minimum Number of shares immediately prior to the effective time of the Stock Splits (the “Continuing Stockholders”) will not receive the Cash Payment in lieu of any fractional shares such Continuing Stockholder would receive as a result of the Reverse Stock Split. Instead, the Forward Stock Split, which would immediately follow the Reverse Stock Split, would reconvert whole shares and fractional share interests held by the Continuing Stockholders back into the same number of shares of the Class A Common Stock held by such Continuing Stockholders immediately prior to the effective time of the Reverse Stock Split.

The Board reviewed the Transaction and, after careful consideration, determined that the Transaction is advisable and in the best interests of the Company because the costs associated with being a public reporting company are not justified by the benefits at this time. The Transaction is substantively and procedurally fair to the stockholders of the Company, including the Cashed Out Stockholders who, as a result of the Transaction, will receive cash in lieu of a continuing equity interest in the Company. In connection with its review, the Board retained Houlihan Lokey Capital, Inc. (“Houlihan Lokey”), as its independent financial advisor, to provide financial and valuation analyses to the Board in connection with the Board’s evaluation of the Stock Splits, as well as render an oral opinion to the Board (which was subsequently confirmed in writing), that, subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion, as of the date thereof, the Cash Payment to be received by the Cashed Out Stockholders in the Reverse Stock Split was fair, from a financial point of view, to the Cashed Out Stockholders. After careful consideration, the Board (by a unanimous vote) approved the

Transaction. The Company also received written consents dated December 16, 2024 approving the Transaction and related Charter Amendment (as defined below) by stockholders holding approximately 65.7% of the voting power of all of our stockholders entitled to vote on the matter as of December 13, 2024.

The Stock Splits will be effectuated by filing certificates of amendment (each a “Charter Amendment” and together, the “Charter Amendments”) to the Second Amended and Restated Certificate of Incorporation of the Company (the “Charter”) in the form of Annex A-1 and Annex A-2 hereto to effectuate the Stock Splits with the Secretary of State of the State of Delaware, which the Company expects to file no earlier than the twentieth day following the mailing of the Disclosure Statement to stockholders.

All necessary corporate approvals in connection with the Stock Splits have been obtained. This Disclosure Statement is being furnished to all of the Company’s stockholders pursuant to Section 13(e) of the Exchange Act and Rule 13e-3 promulgated thereunder, solely for the purpose of informing stockholders of the Stock Splits before it takes effect.

Under Delaware law and the Company’s Charter and the Second Amended and Restated Bylaws of the Company (our “Bylaws”), stockholders are not entitled to dissenters’ rights or any right of appraisal in connection with the Stock Splits.

The accompanying Disclosure Statement contains details on the Transaction described in this letter, including important information concerning the Stock Splits and the suspension of our obligation to file periodic reports and other information with the SEC. We urge you to read the accompanying Disclosure Statement carefully and in its entirety.

Although our Board has unanimously approved the Stock Splits and suspension of our obligation to file periodic reports and other information with the SEC, our Board reserves the right to abandon, postpone, or modify the foregoing at any time before they are consummated for any reason.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you. This Disclosure Statement shall serve as notice to the Company’s stockholders who did not consent to the action of the Company’s stockholders taken in lieu of a meeting, pursuant to Section 228(e) of the Delaware General Corporation Law.

The date of this Disclosure Statement is      , 2025.

By order of the Board of Directors of Superior Energy Services, Inc.

By:	/s/ David J. Lesar
Name:	David J. Lesar
Title:	Chairman and Chief Executive Officer

ii

DISCLOSURE STATEMENT AND NOTICE OF ACTION TAKEN BY WRITTEN CONSENT OF STOCKHOLDERS

Superior Energy Services, Inc.

1001 Louisiana Street, Suite 2900

Houston, TX 77002

(713) 654-2200

Superior Energy Services, Inc., a Delaware corporation (the “Company”), is furnishing this disclosure statement and notice of action taken by written consent of stockholders (the “Disclosure Statement”) to the Company’s stockholders pursuant to and in accordance with the requirements of Section 13(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13e-3 promulgated thereunder, in connection with the Company’s plan to effect a reverse stock split of its Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), followed, immediately, by a forward stock split in the inverse split ratio, with a view to reducing the number of record holders of the Company’s Class A Common Stock to fewer than 300 and subsequently suspending the Company’s obligation to file periodic reports and other information with the Securities and Exchange Commission (the “SEC”) thereunder, after which the Company will no longer be subject to the public reporting obligations under federal securities laws, thereby “going private.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION DESCRIBED HEREIN, PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DISCLOSURE STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE. NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS DISCLOSURE STATEMENT OR THE RELATED SCHEDULE 13E-3 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. ALL STOCKHOLDERS SHOULD CAREFULLY READ THIS DISCLOSURE STATEMENT AND THE OTHER EXHIBITS CONTAINED IN THE RELATED SCHEDULE 13E-3 IN THEIR ENTIRETY.

iii

TABLE OF CONTENTS

SUMMARY TERM SHEET	1

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS	7

SPECIAL FACTORS	9

Material Terms	9
Purpose of the Transaction	9
Background of the Transaction	10
Reasons for the Transaction	11
Alternatives to the Transaction	13
Effects of the Transaction	13
Fairness of the Transaction	16
Structure of the Transaction	27
Reservation of Rights	28

OTHER MATTERS RELATED TO THE TRANSACTION	30

Potential Conflicts of Interest	30
Stockholder Approval	31
No Dissenters’ or Appraisal Rights	31
Escheat Laws	31
Regulatory Approvals	31
Litigation	32
Certain Material U.S. Federal Income Tax Consequences	32
Source and Amount of Funds	35

COMPANY INFORMATION	36

The Company	36
Company Securities	36
Security Ownership of Certain Beneficial Owners and Officers	37
Executive Officers	38
Related-Party Transactions and Relationships	40

FINANCIAL AND OTHER INFORMATION	41

Annexes

Annex A-1	Form of Certificate Amendment (Reverse Stock Split)
Annex A-2	Form of Certificate Amendment (Forward Stock Split)
Annex B	Fairness Opinion of Houlihan Lokey

1

SUMMARY TERM SHEET

This Summary Term Sheet highlights selected information from this Disclosure Statement about the proposed Transaction. The Summary Term Sheet may not contain all of the information that is important to you. For a more complete description of the Transaction, you should carefully read this Disclosure Statement and all of the Exhibits contained in the related Schedule 13E-3 in their entirety. For your convenience, we have directed your attention to the location in this Disclosure Statement where you can find a more complete discussion of each item listed below.

As used in this Disclosure Statement, the “Company,” “we,” “our” and “us” refers to Superior Energy Services, Inc., a Delaware corporation, and the “Transaction” refers to the Stock Splits (as defined below) together with the related cash payments to the stockholders in lieu of the issuance of fractional shares of our Class A Common Stock, as discussed below.

The Transaction is considered a “going private” transaction as defined in Rule 13e-3 promulgated under the Exchange Act because it is intended to, and, if completed, will enable us to suspend our obligation to file periodic reports and other information with the SEC under Section 15(d) thereunder. In connection with the Transaction, we have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3.

The Stock Splits

•

We will effect a reverse stock split (the “Reverse Stock Split”) of our outstanding shares of Class A Common Stock pursuant to Section 242 of the Delaware General Corporation Law (the “DGCL”), at a ratio not less than 1-for-700 and not greater than 1-for-800 (the “Reverse Stock Split Ratio”) followed immediately by a forward stock split of the Company’s Class A Common Stock (the “Forward Stock Split” and, together with the Reverse Stock Split, the “Stock Splits”) at a ratio not less than 700-for-1 and not greater than 800-for-1, in the case of the Forward Stock Split (the “Forward Stock Split Ratio” and, together with the Reverse Stock Split Ratio, the “Stock Split Ratios”), with the exact Stock Split Ratios to be set within the foregoing ranges at the discretion of the Company’s Board of Directors (the “Board”) without further approval or authorization of the Company’s stockholders and with the Board, in its sole discretion, able to effect the Stock Splits immediately following the public announcement of the Stock Split Ratios (but no earlier than the twentieth day following the mailing of the Disclosure Statement to stockholders) or to elect to abandon the overall Transaction and the proposed Stock Splits, at any time.

•

As a result of the Reverse Stock Split, each share of the Company’s Class A Common Stock held by a stockholder of record owning immediately prior to the effective time fewer than a minimum number of shares, which, depending on the Reverse Stock Split Ratio chosen by the Board, would be between 700 and 800 (the “Minimum Number”), would only be entitled to a fraction of a share of Class A Common Stock upon the Reverse Stock Split and will be paid cash in lieu of such fraction of a share of Class A Common Stock, on the basis of $80.00 per pre-split share of Class A Common Stock, without interest (the “Cash Payment”) for each share of Class A Common Stock held by such holder (the “Cashed Out Stockholders”) immediately prior to the effective time and the Cashed Out Stockholders would no longer be stockholders of the Company.

•	Stockholders owning at least the Minimum Number of shares of Class A Common Stock immediately prior to the effective time of the Stock Splits (the “Continuing Stockholders”)

would not be entitled to receive any cash for their fractional share interests resulting from the Reverse Stock Split, if any. Instead, the Forward Stock Split, which would immediately follow the Reverse Stock Split, would reconvert whole shares and fractional share interests held by the Continuing Stockholders back into the same number of shares of the Class A Common Stock held by such Continuing Stockholders immediately prior to the effective time of the Reverse Stock Split.

•

Pursuant to the Stock Splits, the number of issued and outstanding shares of our Class A Common Stock will be reduced from approximately 20,216,192 shares (the number issued and outstanding as of December 13, 2024) to between approximately 20,104,071 and 20,127,229, depending on the Reverse Stock Split Ratio chosen by the Board. See “SPECIAL FACTORS — Material Terms” and “SPECIAL FACTORS — Structure of the Transaction” beginning on pages 9 and 27, respectively.

Purpose of the Transaction

•

The primary purpose of the Transaction is to reduce the number of record holders of our Class A Common Stock to fewer than 300, which is the level at or above which the Company is required to file public reports with the SEC. If the Board determines to proceed with the Transaction, it will determine the Stock Split Ratios; however, the Company believes that any Stock Split Ratios within the proposed ranges would reduce the number of record holders below 300. The Stock Splits are being undertaken as part of the plan to suspend the Company’s obligation to file periodic and current reports and other information with the SEC under the Exchange Act.

•

We would do so by filing a Form 15, Certificate of Termination of Registration (the “Form 15”) with the SEC under the Exchange Act as soon as possible after the filing of the Charter Amendments (as defined below) with the Secretary of State of the State of Delaware. After giving effect to the Transaction, we will no longer be subject to the reporting requirements under the Exchange Act or other requirements applicable to a public company, including requirements under the Sarbanes-Oxley Act. The Company is not currently and will not, following the consummation of the Transaction, be required to comply with the SEC’s proxy rules. The Company will continue to hold stockholder meetings as required under Delaware law, including annual meetings, or to take actions by written consent of our stockholders in lieu of meetings and to provide notice to all stockholders that did not consent in writing to such action as permitted under and in conformity with applicable Delaware law. See “SPECIAL FACTORS — Purpose of the Transaction” and “SPECIAL FACTORS — Effects of the Transaction” beginning on pages 9 and 13, respectively.

•

The Board has determined that the costs of being a public reporting company outweigh the benefits thereof and, thus, it is no longer in the best interests of our stockholders, including our unaffiliated stockholders (consisting of stockholders other than our executive officers, directors and stockholders who beneficially own more than 5% of our outstanding Class A Common Stock, which we refer to as “5% stockholders”), for us to remain a public reporting company. The Stock Splits, along with the other actions constituting the Transaction, are intended to make us a non-SEC reporting company.

Fairness of the Transaction

•

The Board considered whether a transaction of the type contemplated by the Stock Splits and the other steps relating to the Transaction were in the best interests of our stockholders, including our unaffiliated stockholders. In that regard, the Board considered the purposes of and certain alternatives to the Stock Splits as a method to achieve the Transaction, the related advantages and disadvantages to our unaffiliated stockholders of the Stock Splits, and the fairness of the cash-out price for shares of our Class A Common Stock to unaffiliated Cashed Out Stockholders.

•

The Board, on behalf of the Company, has reviewed the Transaction and has determined that the Transaction is advisable and in the best interests of, and the price to be paid per fractional share is fair to, the Company’s stockholders, including Cashed Out Stockholders that, as a result of the Transaction, will receive cash in lieu of a continuing equity interest in the Company. The Board also believes that effecting the Transaction by means of the Stock Splits is fair to all unaffiliated stockholders, including the unaffiliated stockholders who will only receive cash consideration in the Stock Splits and unaffiliated stockholders who will continue as owners of the Company.

•

In connection with its review, the Board retained Houlihan Lokey Capital, Inc. (“Houlihan Lokey”), as its independent financial advisor, to provide financial and valuation analyses to the Board in connection with the Board’s evaluation of the Stock Splits, as well as render an oral opinion to the Board (which was subsequently confirmed in writing on December 13, 2024), that, subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion, as of the date thereof, the Cash Payment to be received by the Cashed Out Stockholders in the Reverse Stock Split was fair, from a financial point of view, to the Cashed Out Stockholders. See “Special Factors—Fairness of the Transaction” beginning on page 16.

Effects of the Transaction

•

We expect to reduce the number of our stockholders of record to below 300, which, after taking additional steps and the occurrence of certain events described in this Disclosure Statement, will allow us to suspend our obligation to file periodic reports and other information with the SEC under Section 15(d) of the Exchange Act.

•

We will no longer be subject to any reporting requirements under the Exchange Act, the provisions of the Sarbanes-Oxley Act or the rules of the SEC applicable to SEC reporting companies. We will, therefore, cease to file annual, quarterly, current and other reports and documents with the SEC and we will no longer be required to publicly file audited financial statements, information about executive compensation and other information about us and our business, operations and financial performance.

•

We intend to continue to prepare audited annual financial statements and periodic unaudited financial statements, including as required pursuant to the covenants contained in our Amended and Restated Credit Agreement with JPMorgan Chase Bank, N.A., as administrative and collateral agent, and other lenders party thereto (as amended, the “Credit Agreement”) and our Stockholders Agreement with the stockholders party thereto, dated February 2, 2021 (as amended, the “Stockholders Agreement”). Nonetheless, Continuing Stockholders will have significantly less information about the Company and our business, operations and financial performance than they have currently.

•

We will have no ability to access the public capital markets or to use public securities in attracting and retaining executives and other employees, and we will have a decreased ability to use stock to acquire other companies.

•

Holders of fewer than the Minimum Number of shares of our Class A Common Stock immediately prior to the effective time of the Stock Splits, who will only be entitled to a fraction of a share of Class A Common Stock upon the Stock Split will be paid cash in lieu of such fraction of a share of Class A Common Stock equal to $80.00, without interest, for each share of our Class A Common Stock they hold immediately prior to the effective time of the Stock Split, will no longer have any ownership interest in us, and will cease to participate in any of our future earnings and growth.

•

Continuing Stockholders will not receive a cash payment in lieu of any fraction of a share of Class A Common Stock such Continuing Stockholders may be entitled to receive upon the Reverse Stock Split and, upon the Forward Stock Split, the shares of Class A Common Stock (including any fraction of a share of Class A Common Stock) held by such Continuing Stockholders after the Reverse Stock Split will be reclassified into the same number of shares of Class A Common Stock as such Continuing Stockholders held immediately prior to the effective time. Due to the Forward Stock Split, the total number of shares of the Class A Common Stock held by a Continuing Stockholder would not change as a result of the Stock Splits.

•

At the effective time of the Stock Splits, the ownership percentage of our shares of Class A Common Stock held by those of our directors, executive officers and 5% stockholders who will be Continuing Stockholders will increase nominally, and at the same rate as the ownership percentage of all the other Continuing Stockholders, as a result of the reduction of the number of shares of Class A Common Stock outstanding.

•

Furthermore, after giving effect to the Transaction and as necessary to maintain the Company’s suspension of its SEC reporting obligations, the Company reserves the right to take additional actions that may be permitted under Delaware law, including effectuating further reverse stock splits. See “SPECIAL FACTORS — Effects of the Transaction” beginning on page 13.

Timing of the Transaction

•

We intend to effect the Transaction as soon as practicable after all filing requirements have been satisfied. The effective date of the Stock Splits will be the date on which certificates of amendment (each a “Charter Amendment” and together, the “Charter Amendments”) to the Second Amended and Restated Certificate of Incorporation of the Company (the “Charter”) in the form of Annex A-1 and Annex A-2 hereto are filed with the Secretary of State of the State of Delaware, which the Company expects to file no earlier than the twentieth day following the mailing of the Disclosure Statement to stockholders. See “SPECIAL FACTORS — Effects of the Transaction” beginning on page 13.

Source of Funds

•

The total amount of funds necessary to make Cash Payments to stockholders in connection with the Transaction and for related expenses is estimated to be between approximately $8,037,879 and $9,890,519, depending on the Stock Split Ratios chosen by the Board. The funds for the Transaction will come from our currently available cash. See “OTHER MATTERS RELATED TO THE TRANSACTION — Source and Amount of Funds” beginning on page 35.

Tax Consequences

•

A stockholder that does not receive the Cash Payment as a result of the Transaction generally will not recognize any gain or loss for U.S. federal income tax purposes. A stockholder that receives the Cash Payment as a result of the Transaction generally will recognize gain or loss or be treated as having received a distribution for U.S. federal income tax purposes. The specific U.S. federal income tax consequences to a stockholder will depend on the particular circumstances of such stockholder.

•

See “OTHER MATTERS RELATED TO THE TRANSACTION — Certain Material U.S. Federal Income Tax Consequences” beginning on page 32. You are urged to consult with your own tax advisor regarding the tax consequences of the Transaction to you based upon your own particular circumstances.

Payment and Exchange of Shares

•

Stockholders owning fewer than the Minimum Number of pre-split shares of Class A Common Stock will, following the Transaction, have their pre-split shares converted into the right to receive the Cash Payment. As soon as practicable after the effective date of the Stock Splits, we will send these stockholders instructions as to how such stockholders will be paid the Cash Payment. See “SPECIAL FACTORS — Effects of the Transaction” beginning on page 13.

No Dissenters’ or Appraisal Rights

•

Delaware law requires us to obtain stockholder approval of the Charter Amendments, which may occur by written consent in lieu of a meeting of our stockholders, to consummate the Stock Splits. Stockholders holding a majority of the outstanding shares of Class A Common Stock of the Company approved the Stock Splits and the related Charter Amendments by written consent in lieu of a meeting. Accordingly, your consent is not required and is not being solicited in connection with the approval of the Stock Splits or the Charter Amendments.

•

Under Delaware law and our Charter and Bylaws, stockholders are not entitled to dissenters’ rights or any right of appraisal in connection with the Stock Splits. See “OTHER MATTERS RELATED TO THE TRANSACTION — No Dissenters’ or Appraisal Rights” and “OTHER MATTERS RELATED TO THE TRANSACTION — Stockholder Approval” beginning on page 31.

Stockholders with Shares Held in “Street Name”

•

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” with respect to those shares, and this Disclosure Statement is being forwarded to you by your broker or other nominee. Your broker or other nominee is considered, with respect to those shares, the stockholder of record.

•

Although the Transaction is designed to reduce the number of stockholders of record, we intend to treat stockholders holding our Class A Common Stock in “street name” in substantially the same manner as stockholders whose shares are registered in their names for purposes of the Transaction. Banks, brokers or other nominees will be instructed to effect the Stock Splits for their beneficial holders holding shares in “street name”; however, these banks, brokers or other nominees may have different procedures, and stockholders holding our Class A Common Stock in “street name” should contact their bank, broker or nominee regarding the treatment of their shares. See “SPECIAL FACTORS — Effects of the Transaction” beginning on page 13.

Reservation

Our Board retains the right to abandon, postpone, or modify the Transaction and the related suspension of our obligation to file periodic reports and other information under Section 15(d) of the Exchange Act if it determines that it is advisable and in the best interests of the Company to do so.

Among the factors or circumstances that could cause our Board to abandon, postpone, or modify the Transaction and such deregistration and suspension are the following:

•

If, immediately prior to the Transaction, our Board does not believe that the Transaction will sufficiently reduce the number of record holders of our Class A Common Stock to a level that reasonably assures us that the Company would not be required under the Exchange Act to revert to a public reporting company in the foreseeable future after the Transaction is completed.

•

Even if the aggregate Cash Payments to stockholders who would otherwise be entitled to receive fractional shares necessary to complete the Transaction are within the budgetary guideline set by our Board, our Board may elect to abandon, postpone, or modify the Transaction if the current economic conditions or the financial condition of the Company, or their outlooks, are such that, in the judgment of our Board, it is no longer advisable to use the Company’s cash resources to effect the Transaction.

•	If the Company has insufficient cash necessary to complete the Transaction.

•

If our Board determines that it is in the best interests of the Company for the Company to enter into any strategic transaction that may arise in the future, such as an asset or stock sale or a business combination.

•	If for any other reason our Board determines that the Transaction is no longer in the best interests of the Company.

See “SPECIAL FACTORS — Reservation of Rights” beginning on page 28.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This Disclosure Statement contains certain statements that are “forward-looking statements.” Generally, the words “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “will,” “estimates,” “could,” “may,” and variations of such words and similar expressions identify forward-looking statements, although not all forward-looking statements contain these identifying words. All statements, other than statements of historical fact, included in this Disclosure Statement regarding our financial position, financial performance, liquidity, strategic alternatives, market outlook, future capital needs, capital allocation plans, business strategies and other plans and objectives of our management for future operations and activities are forward-looking statements. Those statements may include statements regarding the intent, belief, or current expectations of the Company or its officers with respect to:

•	the completion of the Transaction, including the Stock Splits and the suspension of the Company’s SEC reporting requirements;

•	the estimated number of shares of the Company’s Class A Common Stock to be cashed out as a result of the Stock Splits;

•	the expected cost to the Company of the Transaction, including the estimated amount to be paid to cash out the Cashed Out Stockholders and the other related costs of the Transaction;

•	the cost savings that the Company expects to realize after giving effect to the Transaction;

•	the ability of Continuing Stockholders to sell their shares of the Company’s Class A Common Stock following the Transaction; and

•	the percentage of the outstanding shares of the Company’s Class A Common Stock owned by the Company’s directors, executive officers and 5% stockholders following the completion of the Stock Splits.

These forward-looking statements are subject to a number of risks and uncertainties, and future events and actual results could differ materially from those described in, contemplated by, or underlying these forward-looking statements. These risks and uncertainties include, but are not limited to:

•	the occurrence of any event, change, or other circumstances that could give rise to the abandonment of the Transaction, including the Stock Splits;

•	the commencement of any legal proceedings relating to the Stock Splits or the overall Transaction, and the outcome of any such proceedings that may be instituted;

•

the occurrence of any event, change, or other circumstance that could prevent or delay the Company from suspending its obligation to file periodic reports and other information with the SEC under the Exchange Act;

•	the amount of the costs, fees, expenses, and charges that the Company incurs in connection with the Transaction, including as a result of the Stock Splits;

•	the Company’s inability to realize the cost savings and operational benefits it expects to achieve as a result of the Transaction; and

•

the Company’s financial condition, results of operations, capital resources and business prospects following the Transaction, including the difficulty to predict our long-term liquidity requirements and the adequacy of our capital resources, the conditions in the oil and gas industry, restrictive covenants in our Credit Agreement, as well as those risk factors identified in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and our subsequent quarterly reports on Form 10-Q or other filings with the SEC.

These statements are based on certain assumptions and analyses made by our management based on their experience and prevailing circumstances on the date such statements are made. Such forward-looking statements, and the assumptions on which they are based, are inherently speculative and are subject to risks and uncertainties that could cause our actual results to differ materially from such statements. Although the Company believes that the assumptions on which the forward-looking statements contained herein are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or nonoccurrence of future events. There is no assurance that the forward-looking statements contained in this Disclosure Statement will prove to be accurate. The inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that its objectives will be achieved. Except as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future, to reflect the occurrence of unanticipated events or for any other reason.

SPECIAL FACTORS

Material Terms

Our Board has unanimously approved the Stock Splits and the related Charter Amendments, including the corresponding decrease in the number of issued and outstanding shares of our Class A Common Stock, in order to reduce the number of record holders of our Class A Common Stock to fewer than 300. Stockholders holding a majority of the outstanding shares of Class A Common Stock of the Company approved the Stock Splits and the related Charter Amendments by written consent in lieu of a meeting. Accordingly, your consent is not required and is not being solicited in connection with the approval of the Stock Splits or the Charter Amendments. As a result of the Stock Splits, Cashed Out Stockholders (i.e., those holding fewer than the Minimum Number of pre-split shares of Class A Common Stock as of the effective date of the Stock Splits) will no longer be stockholders of the Company and will have no interest in the Company other than the right to receive the Cash Payment of $80.00 per pre-split share, multiplied by the number of pre-split shares owned by them. Continuing Stockholders will not receive the Cash Payment in lieu of any fractional shares such Continuing Stockholder would receive as a result of the Reverse Stock Split. Instead, the Forward Stock Split, which would immediately follow the Reverse Stock Split, would reconvert whole shares and fractional share interests held by the Continuing Stockholders back into the same number of shares of the Class A Common Stock held by such Continuing Stockholders immediately prior to the effective time of the Reverse Stock Split. All fractional shares resulting from the Reverse Stock Split, to the extent acquired by the Company in the Transaction, will constitute authorized but unissued shares of our Class A Common Stock. The Stock Splits will have no effect on the number of authorized shares of Class A Common Stock under our Charter.

In lieu of issuing any fractional shares otherwise issuable to any Cashed Out Stockholders as a result of the Stock Splits, we will make the Cash Payment of $80.00 per pre-split share with respect to which a fractional share was to be issued to such Cashed Out Stockholders.

Purpose of the Transaction

The primary purpose of the Stock Splits is to enable the Company to reduce the number of record holders of its Class A Common Stock to below 300, which is the level at or above which the Company is required to file public reports with the SEC. If the Board determines to proceed with the Transaction, it will determine the Stock Split Ratios; however, the Company believes that any Stock Split Ratios within the proposed ranges would reduce the number of record holders to below 300. The Stock Splits are being undertaken as part of the Company’s plan to suspend its obligation to file periodic and current reports and other information with the SEC pursuant to the Exchange Act. After giving effect to the Transaction, we will no longer be subject to the reporting requirements under the Exchange Act or other requirements applicable to a public company, including requirements under the Sarbanes-Oxley Act. Any trading in our Class A Common Stock after giving effect to the Transaction would only occur in privately negotiated sales, or, if one or more brokers chooses to make a market for our Class A Common Stock, on any such market that complies with applicable regulatory requirements; however, there can be no assurances regarding any such trading.

As a result of the Stock Splits and the Cash Payment, we anticipate that the number of shares of our Class A Common Stock issued and outstanding will be reduced from 20,216,192 (the number issued and outstanding as of December 13, 2024) to between approximately 20,104,071 and 20,127,229 depending on the Stock Split Ratios chosen by the Board. Furthermore, we anticipate that the total number of record holders of our Class A Common Stock will be reduced from approximately 543 to between approximately 166 and 196, depending on the Stock Split Ratios chosen by the Board.

We estimate that the total cash to be paid to Cashed Out Stockholders in lieu of fractional shares will be between approximately $7.1 million and $9.0 million, depending on the Stock Split Ratios chosen by the Board. In addition, the expenses incurred to effect the Transaction are estimated to be
$0.9 million. These costs and expenses are expected to be paid out of our currently available cash.

We intend to file with the SEC a Form 15 to deregister our Class A Common Stock no earlier than the twentieth day following the mailing of the Disclosure Statement to stockholders. Upon the filing of the Form 15, our obligation to file periodic reports under the Exchange Act will be immediately suspended. We will not be required to file periodic reports with the SEC in the future unless we subsequently file another registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or again have a number of record holders of our Class A Common Stock which exceeds the limits under the Exchange Act on the first day of a subsequent fiscal year.

Background of the Transaction

The Company is a global oilfield products and services company with a portfolio of premier rental and well services brands providing customers with robust inventory, responsive delivery, engineered solutions, and expert consultative service—all aligned with enterprise-wide Shared Core Values for safe, sustainable operations and corporate citizenship; and committed to free cash flow generation and value creation. Our portfolio of companies operates in two segments, Rentals and Well Services, to provide highly specialized solutions to the upstream oil and gas industry. We drive value to our business units by providing enterprise-wide support, financial discipline, capital strength, and strategic focus. Our experienced, knowledgeable leadership within those businesses has excellent latitude to execute their business strategy, determine pricing, allocate inventory, and develop new products and technology, all with a focus on safety, operational excellence, competitive positioning, and financial performance that entrenches our relationships with our customers and elevates our customers’ satisfaction.

On December 7, 2020, certain of our direct and indirect wholly-owned domestic subsidiaries filed petitions for reorganization under the provisions of Chapter 11 of the Bankruptcy Code and, in connection therewith, filed the proposed Joint Prepackaged Plan of Reorganization (as amended, modified or supplemented from time to time, the “Plan”). On February 2, 2021 (the “Emergence Date”), the conditions to the effectiveness of the Plan were satisfied and we emerged from Chapter 11. On the Emergence Date, in order to implement certain transactions contemplated by the Plan, the Stockholders Agreement was executed (or deemed executed) with each stockholder pursuant to the Plan (constituting all of the stockholders on the Emergence Date) and all other stockholders from time to time, to provide for certain governance matters. The Company’s ownership remains concentrated with Monarch Alternative Capital LP (“Monarch”), and GoldenTree Asset Management LP (“GoldenTree”), two institutional investors beneficially owning, in the aggregate, approximately 65.7% of our Class A Common Stock and having the right, pursuant to the Stockholders Agreement, to appoint three of the six members of our Board (the “Institutional Investors”).

Based on our past history and current strategic plans, the Company’s management and our Board have, from time to time, evaluated: (i) the advantages and disadvantages of being a public reporting company, including the costs with respect to filing reports and other information with the SEC, complying with certain of the rules and regulations under the Sarbanes-Oxley Act of 2002, and complying with applicable corporate governance requirements, and (ii) transactions which may present alternatives to us being a public reporting company.

In light of the minimal benefits the Company presently enjoys or is likely to enjoy in the foreseeable future from its public company reporting status and the significant financial and administrative costs associated with such status, our Board has, from time to time, considered alternatives to the Company being a public reporting company, including the deregistration of our Class A Common Stock under the Exchange Act and the suspension of our obligation to file periodic reports with the SEC thereunder.

The Company’s management and our Board commenced discussions regarding the Company’s reporting obligations in mid-October 2024, and explored potential avenues by which the Company might cease to be a public reporting company and cease to incur the costs and expenses associated with being a public reporting company.

At the October 30, 2024 meeting of the Board, the Board discussed the ongoing reporting obligations of the Company and the various alternatives to achieving the benefits of going dark. The Board approved resolutions at the October 30, 2024 meeting of the Board authorizing commencement of preparatory work for effecting a stock split and the transaction contemplated thereby, including engaging Akin Gump Strauss Hauer & Feld LLP, to provide legal advice, prepare documentation and certain analyses, and Richards, Layton & Finger, P.A., to advise on Delaware law matters in connection with a reverse stock split and the transaction contemplated thereby, it being understood that final terms and consummation of the proposed transaction and all related filings would remain subject to further Board review and approval as well as stockholder approval.

Beginning in November 2024, significant work was undertaken to prepare for such a transaction. The Board and its advisors, together with the Company’s management, evaluated the potential costs, benefits and structure of a “going dark” transaction. The Board engaged Houlihan Lokey to provide financial analyses and a fairness opinion with respect to the Cash Payment to be received by the Cashed Out Stockholders in the Reverse Stock Split.

On December 6, 2024, Houlihan Lokey provided to the Board preliminary discussion materials relating to the Stock Splits and precedent “going dark” transactions. On December 12, 2024, the Board met again to review and discuss the Transaction. Houlihan Lokey reviewed with the Board its preliminary financial analyses relating to the Reverse Stock Split.

Houlihan Lokey rendered an oral opinion to the Board on December 13, 2024 (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Board dated December 13, 2024) that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in such written opinion, the Cash Payment to be received by the Cashed Out Stockholders in the Reverse Stock Split was fair to such Cashed Out Stockholders from a financial point of view.

On December 13, 2024 the Board acted by unanimous written consent to approve the Stock Split and the transaction contemplated thereby, including the Charter Amendments.

On December 16, 2024, Stockholders holding a majority of the outstanding Class A Common Stock of the Company approved the Stock Splits and the related Charter Amendments by written consent in lieu of a meeting.

Reasons for the Transaction

We have derived only minimal benefits from being a public reporting company in recent years. Benefits of being a public reporting company (“Public Company Benefits”) typically include:

•	access to the public markets for liquidity purposes for our stockholders;

•	access to the public markets for purposes of raising capital through the sale of securities; and

•	the ability to make acquisitions using securities as consideration in certain circumstances.

Our Class A Common Stock is not currently traded on any exchange or quoted on any over-the-counter market and therefore, there is limited liquidity in our Class A Common Stock notwithstanding our status as a public reporting company. In addition, the legal requirements of public reporting companies create large administrative and financial costs for us. We believe that our financial resources and our managerial resources could more effectively be devoted to other purposes.

Our Board believes that consummating a “going private” transaction is a necessary step to reduce corporate overhead costs by eliminating the costs associated with being a public reporting company, including with respect to filing reports with the SEC, complying with certain of the rules and regulations under the Sarbanes-Oxley Act of 2002, and complying with applicable corporate governance requirements. Furthermore, our Board has determined that the costs of being a public reporting company currently outweigh the Public Company Benefits and, thus, that it is no longer in the best interests of the Company for the Company to remain a public reporting company, for the reasons described below. The primary purpose of the Transaction is to reduce the number of record holders of our Class A Common Stock to fewer than 300 to enable us to suspend our obligation to file periodic reports and other information with the SEC thereunder. The Board believes that the Transaction provides the most certainty for the Company to achieve this purpose.

Exchange Act Reporting Costs. The Company incurs significant direct and indirect costs in complying with its periodic reporting and other obligations under the Exchange Act (collectively, the “Public Company Costs”), including the legal, accounting, auditing, printing, mailing, public relations, compliance and administrative costs of preparing, reviewing, filing, printing and distributing the reports and other filings required under the Exchange Act; management’s time and attention expended in preparing and reviewing such reports and other filings; and the substantially higher premiums for directors’ and officers’ insurance policies payable by public reporting companies. The Company’s direct, out-of-pocket costs comprising the Public Company Costs have been in excess of approximately $1.6 million per year.

Management Time and Effort. The reduction in time spent by our management and employees complying with the requirements applicable to SEC reporting companies will enable them to focus more on managing the Company’s businesses, strengthening relationships with clients, customers and vendors and growing stockholder value, with a focus on long-term growth.

Lack of Capital from Public Markets. In addition to the Public Company Costs, the Company is not able to, and does not presently intend to, exploit many of the Public Company Benefits. We have a limited ability to raise capital from the public markets, effectively use our Class A Common Stock as transaction consideration, attract interest from institutional investors or market analysts and otherwise enjoy the traditional benefits of being a public traded company. As a result, the Company is not receiving any of the traditional Public Company Benefits, yet the Public Company Costs continue to increase, substantially burdening the resources of the Company. Our Board believes that the Public Company Costs, if continued to be incurred, would be detrimental to the financial condition of the Company.

Other Public Company Benefits which exist for the benefit of public stockholders include: (i) the rights and protections afforded stockholders by the federal securities laws and (ii) the substantive requirements of the federal securities laws, which are imposed on public companies. However, after the Transaction, despite no longer being an SEC reporting company, the Company will continue to be subject to the general anti-fraud provisions of applicable federal and state securities laws and intends to maintain applicable internal controls.

Accordingly, our Board has determined that the Public Company Costs, currently and in the foreseeable future, will continue to outweigh the Public Company Benefits and, thus, it is no longer in the best interests of the Company for the Company to remain a public reporting company.

Alternatives to the Transaction

Our Board considered the following alternatives to the Transaction to accomplish the purpose described in “SPECIAL FACTORS — Purpose of the Transaction,” each of which was ultimately rejected because of its disadvantages:

Issuer Tender Offer. In this alternative, we would offer to purchase a set number of shares within a specific timeframe. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature, and we would have no assurance that enough stockholders would tender all of their shares of our Class A Common Stock to reduce the number of record owners of our Class A Common Stock to fewer than 300. In addition, the rules governing tender offers require equal treatment of all stockholders, including the pro rata acceptance of offers from all stockholders. The Board determined that, since participation in an issuer tender offer is voluntary, it may not be successful in reducing the number of holders of record to below 300. In addition, the estimated costs of this type of transaction could potentially be higher than the costs of the Stock Splits due to increased legal costs and transactional expenses. As a result of these disadvantages, the Board determined not to pursue this alternative.

Cash-Out Merger. The Board considered a “cash-out” merger, in which the Company would merge with an entity controlled by certain of the Company’s executive officers and directors or certain other affiliates of the Company, that would result in many of the unaffiliated holders of Class A Common Stock receiving cash for their shares. The Board considered that in a cash-out merger, all holders of Class A Common Stock, other than the members of the buy-out group, would be paid cash for their shares whether or not they wanted to retain their equity position. In addition, a cash-out merger would be more costly to the Company. In a cash-out merger, all stockholders who are not part of the small buy-out group would have all of their Class A Common Stock acquired and would be unable to continue as stockholders of the Company. Conversely, in the Reverse Stock Split, only stockholders who own a number of shares smaller than the Minimum Number would be unable continue as stockholders of the Company. Our Board elected not to pursue this alternative because of its inherent unfairness to the stockholders being frozen out and the higher costs of effecting a cash-out merger.

Direct Purchase of Shares from Stockholders. We have the ability to make periodic repurchases of our Class A Common Stock directly from our stockholders. However, this alternative would take an extended amount of time to complete, and, as it would be voluntary, there would be no assurance of acquiring sufficient shares to reduce the number of record holders to fewer than 300. The cost of such a method would also be undeterminable.

Maintaining the Status Quo. Our Board considered maintaining the status quo. In that case, we would continue to incur the Public Company Costs without enjoying the Public Company Benefits traditionally associated with public reporting company status, including, but not limited to, raising capital in the public markets, stock liquidity and the ability to use Class A Common Stock as currency for acquisitions. In addition, significant time would continue to be spent by management on compliance and disclosure issues relating to our filings under the Exchange Act, which dilutes management’s focus on managing the Company’s business and growing stockholder value. Our Board believes that maintaining the status quo is not in the best interests of the Company and rejected this alternative at this time.

Effects of the Transaction

Effects of the Transaction on Our Stockholders. Based on information available to us on December 16, 2024, and for illustrative purposes only, if the Reverse Stock Split Ratio were 1-for-750 we estimate that the Transaction will reduce the number of issued and outstanding shares of our Class A Common Stock from 20,216,192 (the number issued and outstanding as of December 13, 2024) to approximately

20,127,229, and reduce the total number of record holders of our Class A Common Stock from approximately 543 to approximately 196. The reduction in the number of our record stockholders below 300 will enable us to suspend our obligation to file periodic reports and other information with the SEC thereunder, which will substantially reduce the information required to be furnished by us to the public. Each Continuing Stockholder will hold approximately the same percentage of our outstanding shares of Class A Common Stock immediately following the Stock Splits as that Continuing Stockholder held immediately prior to the Stock Splits, since only an estimated 88,963 out of 20,216,192 outstanding shares of our Class A Common Stock (on a pre-Stock Splits basis) will be eliminated as a result of the Transaction.

We intend to suspend our filing of periodic reports and other information with the SEC as soon as practicable following the completion of the Transaction. See “SPECIAL FACTORS — Purpose of the Transaction.” However, our Board reserves the right, in its sole discretion, to abandon, postpone, or modify the Transaction prior to the effective date of the Stock Splits if it determines that doing so is in our best interests. See “SPECIAL FACTORS — Reservation of Rights” beginning on page 28.

No fractional shares of Class A Common Stock will be issued as a result of the Stock Splits. In lieu of issuing any fractional shares otherwise issuable to stockholders as a result of the Stock Splits, we will make the Cash Payment of $80.00 per pre-split share with respect to which a fractional share was to be issued to such Cashed Out Stockholders. When the Transaction is consummated, stockholders owning fewer than the Minimum Number of pre-split shares of Class A Common Stock will no longer have any equity interest in the Company and their pre-split shares will be converted into the right to receive the Cash Payment. As soon as practicable after the effective date of the Stock Splits, we will send these stockholders a letter with instructions as to how such stockholders will be paid the Cash Payment. Continuing Stockholders will not receive the Cash Payment in lieu of any fractional shares such Continuing Stockholder would receive as a result of the Reverse Stock Split. Instead, the Forward Stock Split, which would immediately follow the Reverse Stock Split, would reconvert whole shares and fractional share interests held by the Continuing Stockholders back into the same number of shares of the Class A Common Stock held by such Continuing Stockholders immediately prior to the effective time of the Reverse Stock Split.

If your shares of our Class A Common Stock are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares of our Class A Common Stock held in “street name” with respect to those shares. Your broker or other nominee is considered, with respect to those shares, the stockholder of record. Although the Transaction is designed to reduce the number of stockholders of record, we intend to treat stockholders holding our Class A Common Stock in “street name” through a broker or other nominee in the same manner as stockholders whose shares are registered in their names for purposes of the Transaction. Banks, brokers or other nominees will be instructed to effect the Stock Splits for their beneficial holders holding shares in “street name”; however, these nominees may have different administrative procedures with respect to how they communicate with beneficial owners, and stockholders owning shares of our Class A Common Stock in “street name” should contact their nominee(s).

Effects of the Transaction on Our Affiliates. Following the Emergence Date, the Company’s ownership has been and currently remains concentrated among the Institutional Investors, who as of December 13, 2024 collectively held approximately 65.7% of our Class A Common Stock. Each stockholder will hold approximately the same percentage of the outstanding shares of Class A Common Stock immediately following the Stock Splits as that stockholder held immediately prior to the Stock Splits, except to the extent that the Stock Splits result in stockholders receiving cash in lieu of fractional shares. Certain directors, their affiliates and/or any other concentrated ownership interests, including the Institutional Investors and those directors appointed by them to the Board, will continue to have the voting power to substantially affect or control the outcome of matters requiring a stockholder vote, including the election of directors and the approval of significant corporate matters. The beneficial ownership percentage and the reduction in the number of shares outstanding following the Transaction may increase or decrease depending on purchases, sales, and other transfers of shares of our Class A Common Stock by our stockholders prior to the effective time of the Stock Splits, and the number of post-split fractional shares that are eliminated in exchange for the Cash Payment in the Transaction.

Potential Disadvantages of the Transaction to Stockholders. While we believe that the Transaction will result in the benefits described above, several potential disadvantages should also be noted:

•	Cashed Out Stockholders will no longer have any ownership interest in the Company and will no longer participate in our future earnings and growth.

•

We will, after giving effect to the Transaction, cease to file annual, quarterly, current, and other reports and documents with the SEC. We intend to continue to prepare audited annual financial statements and periodic unaudited financial statements, as required pursuant to the covenants contained in our Credit Agreement, and stockholders party to the Stockholders Agreement will continue to have the same information rights pursuant to the Stockholders Agreement as they had prior to the Transaction. We will continue to hold stockholder meetings as required under Delaware law, including annual meetings, or to take actions by written consent of our stockholders in lieu of meetings and to provide notice to all stockholders that did not consent in writing to such action as permitted under and in conformity with applicable Delaware law. Nonetheless, Continuing Stockholders will have significantly less information about the Company and our business, operations, and financial performance than they have currently.

•	We will no longer be subject to the liability provisions of the Exchange Act or the provisions of the Sarbanes-Oxley Act.

•

We will have no ability to access the public capital markets or to use public securities in attracting and retaining executives and other employees, and we will have a decreased ability to use stock to acquire other companies.

•

Our public reporting obligations could be reinstated. If on the first day of any fiscal year after the suspension of our filing obligations we have more than 300 stockholders of record, then we must resume reporting pursuant to Section 15(d) of the Exchange Act.

•	Under Delaware law, our Charter and Bylaws, no appraisal or dissenters’ rights are available to our stockholders who did not sign the written consent of stockholders approving the Stock Splits.

•

The costs incurred in the Transaction, including the total cash required to fund the Cash Payment to each of the Cashed Out Stockholders and Continuing Stockholders, professional fees and other expenses, will reduce our cash balances on hand. Based upon information provided as of December 13, 2024 and for illustrative purposes only, we believe that the total cash requirement of the Stock Splits and overall Transaction to the Company would be approximately $8.0 million, if the Minimum Number were 750, which is the approximate midpoint within the proposed range of the Reverse Stock Split Ratio. This amount includes approximately $7.1 million, if the Minimum Number is 750, needed to cash out fractional shares as a result of the Stock Splits, and approximately $0.9 million of legal, accounting, and financial advisory fees and other costs to effect the Transaction. However, this amount could be higher or lower depending on the Stock Split Ratios the Board chooses and the number of fractional shares resulting from the Stock Splits.

Financial Effects of the Transaction. Completion of the Transaction will require us to spend approximately $0.9 million, which includes legal, financial and other fees and costs related to the Transaction. This estimate does not include the cost of the aggregate Cash Payment to stockholders, which we estimate will be between approximately $7.1 million and $9.0 million, depending on the Stock Split Ratios chosen by the Board. These costs will be offset by the Public Company Costs we believe will be eliminated by the Transaction, which we estimate to be approximately $1.6 million per year or more.

Trading Market for Our Class A Common Stock. Our Class A Common Stock is not currently traded on any exchange or quoted on any over-the-counter market. There is no expectation that a trading market will develop following the Stock Splits. If developed, any such market may not be sustained.

Fairness of the Transaction

The Board fully considered and reviewed the terms, purpose, effects, disadvantages and the alternatives to the Stock Splits, and has determined (by a unanimous vote of directors) that effecting the Transaction by means of the Stock Splits is procedurally and substantively fair to all stockholders of the Company, including the stockholders who will only receive cash consideration in the Stock Splits and stockholders who will continue as owners of the Company. The Board also believes that effecting the Transaction by means of the Stock Splits is fair to all unaffiliated stockholders, including the unaffiliated stockholders who will only receive cash consideration in the Stock Splits and unaffiliated stockholders who will continue as owners of the Company. The Board has approved the Transaction, including the specific terms of the Stock Splits and the Charter Amendments, with the exact Stock Split Ratios to be set within the approved range at the discretion of the Board, without further approval or authorization of our stockholders and with our Board, in its sole discretion, able to effect the Stock Splits immediately following the public announcement of the Stock Split Ratios (but no earlier than the twentieth day following the mailing of the Disclosure Statement to stockholders) or to elect to abandon the overall Transaction and the proposed Stock Splits.

Stockholders holding a majority of the outstanding Class A Common Stock of the Company approved the Stock Splits and the related Charter Amendments by written consent in lieu of a meeting. Accordingly, your consent is not required and is not being solicited in connection with the approval of the Stock Splits or the Charter Amendments. WE ARE NOT ASKING YOU FOR A PROXY AND WE REQUEST THAT YOU DO NOT SEND US A PROXY.

The Board has fully reviewed and considered the terms, purpose, alternatives and effects of the Transaction, described in this section “ — Fairness of the Transaction”, and has unanimously adopted and approved the Transaction, including the Stock Splits and the Charter Amendments.

Substantive Fairness. The Board considered, among other things, the factors listed below, as well as the alternatives to the Stock Splits as a means to effect the Transaction as noted above in “SPECIAL FACTORS — Alternatives to the Transaction,” in reaching its conclusion as to the substantive fairness of the Transaction to our stockholders, including both unaffiliated Cashed Out Stockholders and unaffiliated Continuing Stockholders. The Board did not assign specific weight to any factors it considered, nor did it apply them in a formulaic fashion, although it particularly noted the significant anticipated cost and time savings for the Company resulting from the overall Transaction, which will also benefit Continuing Stockholders. The discussion below is not meant to be exhaustive, but we believe it addresses all material factors considered by the Board in its determinations.

Certain Financial Analyses and Opinion of the Financial Advisor. The Board considered the financial and valuation analyses reviewed by Houlihan Lokey with the Board in connection with the Board’s evaluation of the Stock Splits. In its evaluation of the Transaction, the Board did not assign a “going concern value” to the Company. However, the Board believed that the future financial results reflected in management’s projections for the Company, the financial and valuation analyses prepared by Houlihan Lokey, including a selected companies analysis, a selected transaction analysis and a discounted cash flow analysis, and the related additional factors considered by the Board provided an indication of the Company’s going concern value. The oral opinion of Houlihan Lokey rendered to the Board on December 13, 2024 (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Board dated December 13, 2024), that, subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion, as of the date thereof, the Cash Payment to be received by the Cashed Out Stockholders in the Reverse Stock Split was fair, from a financial point of view, to the Cashed Out Stockholders. Houlihan Lokey’s fairness opinion did not address fairness with respect to the Continuing Stockholders, including the unaffiliated Continuing Stockholders.

The Board’s evaluation did not include;

•

Net Book Value. The Board does not believe net book value to be a useful indicator of the Company’s value because the book value of the Company’s assets does not necessarily reflect the value of its anticipated future cash flows. Additionally, no recent appraisals were conducted on the Company’s material assets, and fair market value may vary significantly from net book value.

•

Liquidation Value. The Board determined that liquidation value had no relevance in light of the fact that the Company will remain as a continuing business and the Stock Splits will not result in a change of control of the Company.

Future Cost and Time Savings. By suspending our obligation to file periodic reports with the SEC, we expect to realize recurring annual cost savings of approximately $1.6 million or more, which represents our Public Company Costs relating to the significant direct and indirect costs the Company incurs in complying with its periodic reporting and other obligations under the Exchange Act. In addition, the Board noted that the Company would eliminate the substantial time and effort currently spent by the Company’s management and employees to prepare and review the reports it files with the SEC, and after the Transaction, management and our other employees will be able to reallocate this time and effort to other areas of our businesses and operations. As a result, the Board has determined that the Public Company Costs, currently and in the foreseeable future, will continue to outweigh the Public Company Benefits and, thus, it is no longer in the best interests of the Company for the Company to remain a public reporting company. See the “SPECIAL FACTORS — Purpose of the Transaction,” “SPECIAL FACTORS — Reasons for the Transaction” and “OTHER MATTERS RELATED TO THE TRANSACTION — Potential Conflicts of Interest.”

Lack of Trading Market for Our Class A Common Stock. The Board considered the lack of an active trading market for our Class A Common Stock, the lack of any market analyst coverage of the Company and our inability to access the public capital markets as indications that our stockholders are not receiving the typical Public Company Benefits in exchange for the significant Public Company Costs of the Company. The Board determined that the lack of a trading market for our Class A Common Stock was an additional indication of the fairness of the Transaction to our Stockholders and the Transaction will provide our smallest stockholders with the ability to liquidate their holdings in the Company and receive a fair price in cash for their shares, without incurring brokerage commissions. See “SPECIAL FACTORS — Reasons for the Transaction” beginning on page 11.

Equal Treatment of Affiliated and Unaffiliated Holders of Our Class A Common Stock. The Transaction will not affect holders of our Class A Common Stock differently on the basis of affiliate status. The sole determining factor in whether a stockholder will exclusively receive the Cash Payment (and become a Cashed Out Stockholder) or will continue as a holder of our Class A Common Stock as a result of the Transaction is the number of shares of our Class A Common Stock held by the stockholder as of the effective date of the Stock Splits.

Immaterial Effect on Voting Power. The Transaction will have an immaterial effect on the voting power of the Company’s stockholders. Following the Transaction, the Institutional Investors will collectively beneficially own approximately 65.9% of our outstanding Class A Common Stock, compared with 65.7% as of December 13, 2024, based on an assumed Reverse Stock Split Ratio of 1-for-750. The shares of our Class A Common Stock are the only voting shares of the Company and will continue to be the only voting shares after the Transaction. The voting and other rights of our Class A Common Stock will not be affected by the Transaction. The only effect of the Transaction on the Company’s voting power will be an immaterial change in the overall ownership percentage of stockholders owning more than the Minimum Number of shares of our Class A Common Stock following the Transaction. Following the Emergence Date, the Company’s ownership has been and currently remains concentrated among the Institutional Investors. Following the Transaction, we expect the ownership interests held by the Institutional Investors to continue to have the voting power to substantially affect or control the outcome of matters requiring a stockholder vote, including the election of directors and the approval of significant corporate matters.

No Material Change in Ownership Percentage of Executive Officers, Directors and 5% Stockholders. Since only an estimated 88,963 out of 20,216,192 outstanding shares of our Class A Common Stock (on a pre-Stock Splits basis) will be eliminated as a result of the Transaction, the percentage ownership of the stockholders who will continue as holders of our Class A Common Stock following the Transaction will be approximately the same as it was prior to the Transaction. Following the Transaction, the Institutional Investors will collectively beneficially own approximately 65.9% of our outstanding Class A Common Stock, compared with 65.7% as of December 13, 2024, based on an assumed Reverse Stock Split Ratio of 1-for-750. Upon the effectiveness of the Transaction, we estimate that there will be no material change to the percentage of our Class A Common Stock held by our directors, executive officers and 5% stockholders as a result of the Transaction. See “SPECIAL FACTORS — Effects of the Transaction — Effects of the Transaction on Our Affiliates.”

No Firm Offers. The Board is not aware of any firm offers during the past two years by any affiliate or unaffiliated person for the merger or consolidation of the Company, the sale or other transfer of all or any substantial part of the assets of the Company, or a purchase of our shares of Class A Common Stock or other securities that would enable the holder to exercise control of the Company.

The Board also considered the following possible disadvantages of effecting the Transaction:

No Participation in Future Growth by Cashed Out Stockholders. Cashed Out Stockholders will no longer have any ownership interest in the Company and will no longer participate in our future earnings and growth.

Reduction in Information about the Company. After completion of the Transaction, we will cease to file annual, quarterly, current, and other reports and documents with the SEC. We intend to continue to have our financial statements audited by a public accounting firm, as required pursuant to the covenants contained in our Credit Agreement and our Stockholders Agreement. Nonetheless, Continuing Stockholders will have significantly less information about the Company and our business, operations, and financial performance than they have currently. We will continue to hold stockholder meetings as required under Delaware law, including annual meetings, or to take actions by written consent of our stockholders in lieu of meetings and to provide notice to all stockholders that did not consent in writing to such action as permitted under and in conformity with applicable Delaware law.

Limited Regulatory Oversight. After giving effect to the Transaction, we will no longer be subject to the reporting requirements under the Exchange Act or other requirements applicable to a public company, including requirements under the Sarbanes-Oxley Act.

Filing Requirements Could Be Reinstituted. The Transaction will merely suspend our reporting obligations under the Exchange Act. If on the first day of any future fiscal year we have more than 300 stockholders of record, then we must resume reporting pursuant to Section 15(d) of the Exchange Act.

No Appraisal Rights. Under Delaware law, our Charter and our Bylaws, no appraisal or dissenters’ rights are available to our stockholders who did not execute the written consent approving the Transaction.

Reduced Cash Balance. Completion of the Transaction will require us to spend approximately $0.9 million, which includes legal, financial and other fees and costs related to the Transaction. This estimate does not include the cost of the aggregate Cash Payment to stockholders, which we estimate will be between approximately $7.1 million and $9.0 million, depending on the Reverse Stock Split Ratio chosen by the Board. However, this amount could be higher or lower depending on the Reverse Stock Split Ratio the Board chooses and the number of fractional shares resulting from the Stock Splits.

The Board believes that all of the factors mentioned above, both favorable and unfavorable, when viewed together, support a conclusion that the Transaction is substantively fair to all of the Company stockholders, including the unaffiliated Cashed Out Stockholders that will no longer have any equity interest in the Company as a result of the Transaction. The Board set the Cash Payment at $80.00 per pre-split share of Class A Common Stock with respect to which a fractional share would be issued.

Procedural Fairness of the Transaction. In addition to the fairness of the substance of the Transaction, the Board believes that the process by which decisions were made regarding the Transaction is fair to the Company’s unaffiliated stockholders, including the Cashed Out Stockholders who will no longer have any equity interest in the Company as a result of the Transaction.

The Transaction was unanimously approved by the Board.

The Board did not establish an independent or special committee or other unaffiliated representative to act on behalf of the interests of the unaffiliated stockholders for several reasons. First and foremost, the Stock Splits will be applied equally to all shares of the Company, whether held by affiliated or unaffiliated stockholders, and the Board is tasked with determining a fair price to offer all stockholders. Additionally, the Board believes its long-standing familiarity with the Company, its financial condition, and its prospects make the time and expense of a special committee or independent representative unwarranted. Given the experience of the Board and the fact that the Stock Splits will be applied equally to all shares of the Company, the Company did not believe it was necessary to appoint a special committee to evaluate the fairness of the terms of the Stock Splits or the value of the Class A Common Stock. The Fairness Opinion rendered by Houlihan Lokey to the Board is attached as Annex B hereto and discussed further below.

The Board also determined not to condition the approval of the Stock Splits on approval by a majority of the shares of Class A Common Stock outstanding held by unaffiliated stockholders. The Board noted that affiliated and unaffiliated stockholders will be treated equally as a result of the Stock Splits; however, because the number of shares owned by a stockholder is a factor considered in determining affiliate status, as a practical matter, the stock of certain affiliated stockholders will not be cashed out in the Stock Splits. The Board also considered that stockholders who wished to continue holding an interest in the Company would have the option to remain stockholders of the Company if they purchase sufficient shares to bring their holdings to at least 800 shares of Class A Common Stock immediately prior to the effective date of the Stock Splits.

In addition, the Board has not granted unaffiliated stockholders access to our corporate files nor has it extended the right to retain counsel or appraisal services at our expense and no one has retained any unaffiliated representative to act solely on behalf of unaffiliated stockholders for any purpose. With respect to unaffiliated stockholders’ access to our corporate files, the Board believes that this Disclosure Statement, together with our other filings with the SEC, provide adequate information for unaffiliated stockholders. In deciding not to adopt these additional procedures, the Board also took into account factors such as our size and financial capacity and the costs of such procedures, as well as the fact that the interests of unaffiliated stockholders inherently varied depending upon whether any particular unaffiliated stockholder held more or less than the Minimum Number of shares. Although there was no unaffiliated representative that acted solely on behalf of the unaffiliated stockholders for the purpose of negotiating the terms of the Stock Splits, the Board reviewed and considered whether the Transaction was fair to the Company’s stockholders, including ensuring that the Cash Payment is fair, from a financial point of view, to the Cashed Out Stockholders, which includes the unaffiliated Cashed Out Stockholders, and that the Transaction is fair to the Continuing Stockholders, which includes the unaffiliated Continuing Stockholders.

Fairness Opinion of Financial Advisor

In connection with its review, the Board retained Houlihan Lokey as its independent financial advisor, to provide financial and valuation analyses to the Board in connection with the Board’s evaluation of the Stock Splits, as well as render an opinion to the Board that, subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion, as of the date thereof, the Cash Payment to be received by the Cashed Out Stockholders in the Reverse Stock Split was fair, from a financial point of view, to the Cashed Out Stockholders. The Fairness Opinion rendered by Houlihan Lokey to the Board is attached as Annex B hereto.

On December 13, 2024, Houlihan Lokey verbally rendered its opinion to the Board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Board dated December 13, 2024), as to the fairness, from a financial point of view, to the Cashed Out Stockholders, of the Cash Payment to be received by the Cashed Out Stockholders in the Reverse Stock Split.

Houlihan Lokey’s opinion was directed to the Board (in its capacity as such) and only addressed the fairness, from a financial point of view, to the Cashed Out Stockholders, of the Cash Payment to be received by the Cashed Out Stockholders in the Reverse Stock Split and did not address any other aspect or implication of the Reverse Stock Split or any other agreement, arrangement or understanding. Houlihan Lokey’s fairness opinion did not address fairness with respect to the Continuing Stockholders, including the unaffiliated Continuing Stockholders. The summary of Houlihan Lokey’s opinion in this disclosure statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B hereto and describes certain of the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this disclosure statement are intended to be, and do not constitute, advice or a recommendation to the Board, any security holder or any other party or person as to how to act or vote with respect to any matter relating to the Reverse Stock Split or otherwise.

In arriving at its opinion, Houlihan Lokey, among other things:

1. reviewed a draft dated December 13, 2024 of the resolutions of the Board approving the Transaction (the “Resolutions”);

2. reviewed a draft dated December 13, 2024 of the written consent of the stockholders of the Company approving the Transaction (the “Stockholder Consent”);

3. reviewed drafts dated November 18, 2024 of the amendments to the Company’s second amended and restated certificate of incorporation effecting the Transaction (the “Charter Amendments”);

4. reviewed certain publicly available business and financial information relating to the Company that it deemed to be relevant;

5. reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including financial projections (and adjustments thereto) prepared by the management of the Company relating to the Company for the years ending 2024 through 2028;

6. spoke with certain members of the management of the Company regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters;

7. compared the financial and operating performance of the Company with that of public companies that it deemed to be relevant;

8. considered publicly available financial terms of certain transactions that it deemed to be relevant; and

9. conducted such other financial studies, analyses and inquiries and considered such other information and factors as it deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and does not assume any responsibility with respect to such data, material and other information. In addition, management of the Company advised Houlihan Lokey, and Houlihan Lokey assumed, that the financial projections (and adjustments thereto) reviewed by it were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company and the other matters covered thereby, and Houlihan Lokey expressed no opinion with respect to such projections or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to it that would be material to its analyses or fairness opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) all conditions to the consummation of the Transaction would be satisfied without waiver thereof, and (b) the Transaction would be consummated in a timely manner in accordance with the terms described in the Resolutions, the Stockholder Consent, the Charter Amendments and such other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the Transaction would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction would be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to its analyses or fairness opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final forms of the Resolutions, the Stockholder Consent and the Charter Amendments would not differ in any respect relevant to the fairness opinion from the drafts of said documents.

Furthermore, in connection with its fairness opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

Houlihan Lokey understood that (a) neither the Board nor the Company engaged in negotiations with respect to the Cash Payment to be received by the Cashed Out Stockholders in the Reverse Stock Split or the terms of the Transaction and (b) neither the Board nor the Company engaged in any discussions with, or solicited any indications of interest from, any other party with respect to the securities, assets, businesses or operations of the Company, or any alternatives to the Transaction. Houlihan Lokey was not requested to, and did not, (a) initiate or participate in any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, business or operations of the Company or any other party, or any alternatives to the Transaction, (b) assist the Board or the Company in structuring or negotiating the terms of the Transaction, or (c) advise the Board, the Company or any other party with respect to alternatives to the Transaction. Houlihan Lokey expressed no view or opinion as to any such matters, including the terms of any transaction that could have been obtained if any of the foregoing had been undertaken or whether the terms of the Transaction would have been more favorable to the

Cashed Out Stockholders if any of the foregoing had been undertaken. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its fairness opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of such opinion. Houlihan Lokey did not express any opinion as to what the value of the Class A Common Stock actually will be when the number of shares of Class A Common Stock issued and outstanding is reduced pursuant to the Transaction or the price or range of prices at which the Common Stock may be purchased or sold, or otherwise be transferable, at any time.

The fairness opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of such opinion. The oil and gas energy industry has been experiencing volatility and Houlihan Lokey expressed no opinion or view as to any potential effects of such volatility on the Transaction or the Company, and the fairness opinion did not purport to address potential developments in any such industry.

The fairness opinion was furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without Houlihan Lokey’s prior written consent. The fairness opinion is not intended to be, and does not constitute, a recommendation to the Board, the Company, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise.

Houlihan Lokey was not requested to opine as to, and its fairness opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Cash Payment to the extent expressly specified in the fairness opinion), including each of the Reverse Stock Split and the Forward Stock Split, (iii) the fairness of any portion or aspect of the Transaction to the holders of shares of Common Stock or holders of any other any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of the written fairness opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the fairness to the holders of Common Stock or other securities of the Company (other than the Cashed Out Stockholders to the extent expressly specified in the fairness opinion) of the Cash Payment to be received by the Cashed Out Stockholders, the fairness to the Cashed Out Stockholders of any consideration to be received in the Transaction by the Continuing Stockholders or holders of other securities of the Company, or the fairness of the Cash Payment to be received by the Cashed Out Stockholders relative to any consideration to be received in the Transaction by the Continuing Stockholders or holders of other securities of the Company or vice versa), (vi) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration, if any, payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Cash Payment or otherwise except if and only to the extent expressly set forth in the last sentence of the written fairness opinion. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the Board, on the assessments by the Board and the Company and their respective advisors, as to all legal, regulatory, accounting, insurance, tax and other similar matters with respect to the Company and the Transaction or otherwise.

Houlihan Lokey’s opinion was only one of many factors considered by the Board in evaluating the Transaction. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the Cash Payment or of the views of the Board or management with respect to the Transaction, the Reverse Stock Split or the Cash Payment. The type and amount of consideration payable in the Reverse Stock Split were determined by the Board, and the decision to effect the Reverse Stock Split was solely that of the Board.

Financial Analyses of Houlihan Lokey

In preparing its opinion to the Board, Houlihan Lokey performed a variety of analyses, including those described below. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.

The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the Board on December 12 and December 13, 2024. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses in Houlihan Lokey’s December 13, 2024 presentation include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial and operating metrics, including:

•

Adjusted EBITDA — generally, the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization, adjusted for certain non-recurring items, for a specified period of time; and

•

Enterprise Value — generally, the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for its equity securities) plus the amount of its net debt (the amount of its outstanding indebtedness, non-convertible preferred stock, capital lease obligations and non-controlling interests less the amount of cash and cash equivalents on its balance sheet).

Unless the context indicates otherwise, enterprise values and equity values used in the selected companies analysis described below were calculated using the closing price of the common stock of the selected companies listed below as of December 12, 2024. The estimates of the future financial and operating performance of the Company relied upon for the financial analyses described below were based on the financial projections prepared and provided by the Company. The estimates of the future financial and operating performance of the selected companies listed below were based on certain publicly available information and research analyst estimates for those companies.

Selected Companies Analysis. Houlihan Lokey reviewed certain data for selected companies, with publicly traded equity securities, that Houlihan Lokey deemed relevant. The selected companies were Expro Holdings N.V., Helix Energy Solutions Group, Inc., Oceaneering International, Inc., Oil States International, Inc., Ranger Energy Services, Inc., RPC, Inc., and Weatherford International plc.

The low, high, median and mean values for the selected companies in this analysis for (i) Enterprise Value to 2024 Adjusted EBITDA multiples were 4.0x, 7.9x, 5.1x and 5.2x and (ii) Enterprise Value to 2025 Adjusted EBITDA multiples were 3.5x, 6.8x, 4.6x and 4.7x. Taking into account the results of the selected companies analysis, Houlihan Lokey applied selected multiple ranges of 4.50x to 5.25x estimated 2024 Adjusted EBITDA and 4.00x to 4.75x estimated 2025 Adjusted EBITDA to corresponding financial data for the Company, based on the financial projections prepared and provided by the Company. The implied equity value per share of Class A Common Stock based on this analysis was between $70.36 and $80.63 per share of Class A Common Stock based on the select range of multiples of estimated 2024 Adjusted EBITDA and between $68.18 and $79.21 per share of Class A Common Stock based on the select range of multiples of estimated 2025 Adjusted EBITDA.

Selected Transaction Analysis. Houlihan Lokey identified and analyzed precedent transactions that were announced in 2023 and 2024 that it deemed relevant as noted below.

Announced Date	Target	Acquiror
7/25/2024	KCA Deutag	Helmerich & Payne, Inc.
7/9/2024	Mobile Energy Rentals LLC	Solaris Oilfield Infrastructure, Inc. (nka:Solaris Energy Infrastructure, Inc.)
2/12/2024	Coretrax Technology Ltd.	Expro Group Holdings N.V.
11/30/2023	Alfred Cheyne Engineering Limited	Ashtead Technology Holdings Plc
11/2/2023	Variperm Energy Services Inc.	Forum Energy Technologies, Inc.
9/7/2023	CWC Energy Services Corp.	Precision Drilling Corporation
7/31/2023	Great North Wellhead & Frac	TIW Canada Ltd.
7/5/2023	Ulterra Drilling Technologies, L.P.	Patterson-UTI Energy, Inc.

The low, high, median and mean values for the selected precedent transactions in this analysis for Enterprise Value to last twelve months Adjusted EBITDA multiples were 3.3x, 5.8x, 4.1x and 4.3x. Taking into account the results of the precedent transactions analysis, Houlihan Lokey applied selected multiple ranges of 4.0x to 5.0x twelve months ended October 31, 2024 Adjusted EBITDA. The implied equity value per share based on the select range of multiples was between $67.12 and $81.25 per share of Class A Common Stock.

Discounted Cash Flow Analysis. Houlihan Lokey performed a discounted cash flow analysis of the Company by calculating the estimated net present value of the projected unlevered free cash flows of the Company based on the financial forecast prepared and provided by the Company. In conducting the discounted cash flow analysis, Houlihan Lokey utilized a range of terminal value Adjusted EBITDA multiples 4.0x to 5.0x. The net present values of the Company’s projected future cash flows and terminal values were then calculated using discount rates ranging from 10.50% to 12.50%. The discounted cash flow analysis of the Company indicated an implied per share value reference range of $70.08 and $84.53 per share of Class A Common Stock.

Other Presentation by Houlihan Lokey

In addition to the presentation made to the Board on December 13, 2024, the date on which Houlihan Lokey rendered its opinion, as described above, Houlihan Lokey also delivered preliminary presentation materials, dated December 6, 2024, (the “Preliminary Presentation Materials”) to the Board on December 12, 2024. Each of the analyses performed in the Preliminary Presentation Materials was subject to further updating and subject to the final analyses presented to the Board on December 13, 2024 by Houlihan Lokey. Each of these analyses was necessarily based on financial, economic, monetary, market, regulatory and other conditions and circumstances as they existed and as could be evaluated by Houlihan Lokey as of the dates on which Houlihan Lokey performed such analyses. Accordingly, the results of the financial analyses in each of Houlihan Lokey’s presentations may have differed due to changes in those conditions and other information.

The Preliminary Presentation Materials dated December 6, 2024 and filed as Exhibit (c)(ii) to the Schedule 13E-3 included content and financial analyses substantially similar to the information provided in the presentation dated December 13, 2024. The Preliminary Presentation Materials also provided, for supplemental and reference purposes only, considerations with respect to accretion and dilution calculations and precedent “going dark” transactions.

Miscellaneous

Houlihan Lokey was engaged by the Company to provide an opinion to the Board as to the fairness to the Cashed Out Stockholders of the Cash Payment to be received by the Cashed Out Stockholders in the Reverse Stock Split from a financial point of view. The Company engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Pursuant to its engagement by the Company, Houlihan Lokey will receive a fee of $375,000, $187,500 of which became payable upon the execution of Houlihan Lokey’s engagement letter and the balance of which became payable upon the delivery of Houlihan Lokey’s opinion, no portion of which is contingent upon the successful completion of the Reverse Stock Split or the conclusion contained in its opinion. The Company has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey and certain related parties for certain potential liabilities arising out of Houlihan Lokey’s engagement.

Houlihan Lokey and certain of its affiliates have in the past provided and are currently providing certain investment banking, financial advisory and/or other financial or consulting services to the Company and to certain of the Company’s significant stockholders and/or their respective affiliated investment funds and/or portfolio companies, including GoldenTree, or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, GoldenTree (collectively, with GoldenTree, the “GoldenTree Group”) and Monarch, or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, Monarch (collectively, with Monarch, the “Monarch Group”), for which Houlihan Lokey and its affiliates have received, and may receive, compensation, including, among other things, (i) having provided certain financial advisory and opinion services to the Company in connection with transactions as well as for financial reporting and tax purposes, (ii) having provided financial advisory and other services to members of the GoldenTree Group and Monarch Group, including, with respect to Monarch, having provided valuation advisory services with respect to Monarch’s investment in the Company to assist Monarch in connection with its determination of fair value for financial reporting purposes. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, members of the GoldenTree Group, members of the Monarch Group or other participants in the Transaction in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by GoldenTree, Monarch or other participants in the Transaction or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with members of the GoldenTree Group, members of the Monarch Group or other participants in the Transaction or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates have in the past acted, are currently acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, members of the GoldenTree Group, members of the Monarch Group or other participants in the Transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Company Projections

Set forth below is a summary of certain financial projections of the Company that were furnished to Houlihan Lokey and relied upon by Houlihan Lokey, in part, in arriving at its opinion that the Cash Payment to be received by the Cashed Out Stockholders in the Reverse Stock Split is fair, from a financial point of view, to the Cashed Out Stockholders.

The financial projections were not prepared with a view toward complying with accounting principles generally accepted in the United States of America (“U.S. GAAP”), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information. The Company’s independent accountants have not compiled, examined, or performed any procedures with respect to the financial projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the unaudited financial projections. Financial projections of the type summarized below are based on estimates and assumptions that are inherently subject to significant economic, industry and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Company’s control. The financial projections are not fact and should not be relied upon as being indicative of future results which could differ materially from actual performance and results.

The financial projections are subjective in many respects and thus subject to interpretation. While presented with numeric specificity, they are necessarily based on a variety of estimates and assumptions which, though considered reasonable by the Company’s management, may not be realized, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. The financial projections are not indicative of current values or future performance, which may be significantly more favorable or less favorable. The Company cautions that no representations can be made as to the accuracy of these financial projections or to the Company’s ability to achieve the projected results. Some assumptions inevitably will not materialize. Further, events and circumstances occurring subsequent to the date on which these financial projections were prepared may be different from those assumed or, alternatively, may have been unanticipated and, thus, the occurrence of these events may affect financial results in a material and possibly adverse manner. Furthermore, the financial projections do not necessarily reflect current estimates or assumptions that Company management may have about prospects for the Company’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial projections were prepared.

Except as otherwise noted, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. The Company does not intend to update or revise any of the financial projections to reflect circumstances existing after the date such projections were prepared or to reflect the occurrence of any particular events. The financial projections are forward-looking statements.

Readers of this Disclosure Statement are urged to review the Company’s most recent SEC filings for additional information on factors which may cause the Company’s future financial results to materially vary from the unaudited financial projections. In addition, such readers are also urged to review the Company’s most recent SEC filings for a description of the Company’s reported results of operations, financial condition and capital resources during the fiscal year ended December 31, 2023, and the subsequent quarters and the “CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS”. None of the financial projections should be viewed as a representation by the Company or any of its advisors or representatives that the projections or forecasts reflected therein will be achieved. The inclusion of the financial projections in this Disclosure Statement should not be regarded as an indication that the Company or any other recipient of this information considered, or now considers, this information to be necessarily predictive of actual future results nor construed as financial guidance, and they should not be relied on as such.

Period Ending:	12/31	12/31	3/31	6/30	9/30	12/31	12/31	12/31	12/31	12/31
	4Q24E	2024E	1Q25E	2Q25E	3Q25E	4Q25E	2025E	2026E	2027E	2028E
Services Revenue	73.5	310.9	81.8	81.9	83.6	84.7	332.0	344.4	356.5	367.8
Rentals Revenue	76.1	310.7	80.8	81.8	82.5	82.5	327.5	342.8	358.9	372.0
Product Sales Revenue	62.1	197.2	54.9	55.1	55.4	55.4	220.8	249.3	270.7	277.7

Total Revenue	211.8	818.8	217.5	218.8	221.5	222.6	880.3	936.5	986.1	1,017.5
Cost of Goods Sold	111.4	435.7	116.6	119.9	115.7	116.0	468.3	507.5	543.2	564.0

Gross Profit	100.4	383.1	100.9	98.9	105.8	106.6	412.1	429.0	442.9	453.5
General & Administrative	34.4	136.3	36.1	34.5	33.9	35.3	139.7	143.0	146.3	149.8
Depreciation & Amortization	20.8	83.2	20.5	20.9	21.1	20.8	83.2	83.3	83.4	83.6
Other Adjustments (1)	0.0	4.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Income (Loss) from Operations	45.2	159.6	44.4	43.5	50.8	50.5	189.1	202.6	213.1	220.2
Gross Margin	47%	47%	46%	45%	48%	48%	47%	46%	45%	45%
Adjusted EBITDA, Non-GAAP (2)	66.0	251.9	64.8	64.4	71.8	71.3	272.3	286.0	296.6	303.8

Cash Balance (Including Restricted Cash)	364.6	364.6	366.2	365.0	398.4	431.2	431.2	560.9	689.0	810.1
Total Assets	1,191.2	1,191.2	1,229.8	1,258.4	1,285.2	1,315.4	1,315.4	1,472.0	1,638.2	1,796.0
Total Liabilities	357.0	357.0	362.6	358.8	348.1	341.0	341.0	347.4	355.7	350.3
Total Stockholders’ Equity	834.2	834.2	867.2	899.5	937.0	974.5	974.5	1,124.6	1,282.5	1,445.7

Net Cash From Operating Activities	21.6	246.8	30.6	13.8	43.5	62.5	150.5	215.6	215.9	211.1
Net Cash From Investing Activities	(37.6)	(106.6)	(29.0)	(14.9)	(10.2)	(29.7)	(83.9)	(85.8)	(87.9)	(89.9)
Net Cash From Financing Activities	0.0	(252.7)	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Net Change in Cash	(16.0)	(112.5)	1.6	(1.2)	33.4	32.8	66.6	129.7	128.0	121.2

Capital Expenditures	(37.6)	(105.1)	(29.0)	(14.9)	(10.2)	(29.7)	(83.9)	(85.8)	(87.9)	(89.9)
Free Cash Flow, Non-GAAP (3)	(16.0)	141.8	1.6	(1.2)	33.4	32.8	66.6	129.7	128.0	121.2

(1)	Includes Restructuring Expenses and Other Gains and (Losses)

(2)	Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items
(3)	Free Cash Flow refers to net cash from operating activities less cash expenditures.
E	refers to Estimated.

The Company’s projections prepared for Houlihan Lokey were prepared on the following assumptions, among others:

•	Forecasted revenue is calculated based on commodity price forecast, dayrate, and revenue per rig count, where appropriate;

•	Forecasted revenue and expenses are increased by 2.4% per annum, per the Congressional Budget Office average of 2024 and 2025 projection (“inflation”);

•	Forecasted capital expenditures are based on management’s forecast, assuming a market share maintenance level and adjusted for non-recurring items; and

•	Forecasted corporate items including corporate general and administrative expenses and reconciling items are based on management’s forecast and increase with inflation.

EBITDA is a non-GAAP measure that represents Earnings Before Interest, Taxes, Depreciation, and Amortization. The Company presents Adjusted EBITD as net income (loss) from continuing activities before net interest expense, income tax expense (benefit) and depreciation, amortization, accretion and depletion, restructuring and transaction expenses, adjusted for other gains and losses and other expenses, net, which management does not consider representative of the Company’s ongoing operations. Free Cash Flow is a non-GAAP measure. The Company defines Free Cash Flow as net cash from operating activities less capital expenditures. A reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP is not practicable without unreasonable efforts as the Company is unable to reasonably forecast certain amounts that are necessary for such reconciliation.

Structure of the Transaction

The Transaction consists of a Reverse Stock Split of our shares of Class A Common Stock, followed immediately by the Forward Stock Split of our shares of Class A Common Stock, at a ratio (i) not less than 1-for-700 and not greater than 1-for-800, in the case of the Reverse Stock Split, and (ii) not less than 700-for-1 and not greater than 800-for-1, in the case of the Forward Stock Split, with the exact Stock Split Ratios to be set within the foregoing ranges at the discretion of our Board (and, in all cases, with the Forward Stock Split Ratio being the inverse of the Reverse Stock Split Ratio), without further approval or authorization of our stockholders and with our Board, in its sole discretion, able to effect the Stock Splits immediately following the public announcement of the Stock Split Ratios or to elect to abandon the overall Transaction and the proposed Stock Splits, at any time. The Stock Splits are expected to occur no earlier than the twentieth day following the mailing of the Disclosure Statement to stockholders when the Charter Amendments effecting the Stock Splits are filed with the Secretary of State of the State of Delaware. Any stockholder that holds fewer than the Minimum Number of shares of Class A Common Stock in his or her account immediately prior to the Reverse Stock Split will receive a Cash Payment of $80.00 per pre-split share. Accordingly, any stockholder owning fewer than the Minimum Number of pre-split shares of Class A Common Stock immediately prior to the Reverse Stock Split will no longer be a stockholder of the Company after the Transaction. Stockholders who own at least the Minimum Number of shares of our Class A Common Stock immediately prior to the effective time of the Stock Splits will not receive cash in lieu of any fraction of a share and will continue to own the same number of shares of our Class A Common Stock after the completion of the Stock Splits.

We intend to treat stockholders holding our Class A Common Stock in “street name” through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are held of record in their own names. Banks, brokers or other nominees will be instructed to effect the Stock Splits for their beneficial holders holding shares in “street name”; however, these nominees may have different procedures and stockholders holding shares in “street name” should contact their nominees.

In general, the Transaction can be illustrated by the following examples:

Hypothetical Scenario	Result
Stockholder A holds one share of our Class A Common Stock in his account immediately prior to the Reverse Stock Split. Stockholder A holds no other shares.	Stockholder A would receive cash in the amount of $80.00, without interest, for the one share of Class A Common Stock held immediately prior to the Reverse Stock Split ($80.00 x 1 share).

Stockholder B holds 3 shares of our Class A Common Stock in “street name” in a brokerage account as of the effective date of the Stock Splits.

We intend to treat stockholders holding our Class A Common Stock in “street name” through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names as a record holder. Stockholder B will receive, through Stockholder B’s broker, a cash payment in the amount of $240.00, without interest, for the 3 shares of our Class A Common Stock held by Stockholder B immediately prior to the Reverse Stock Split ($80.00 x 3 shares).

Banks, brokers or other nominees will be instructed to effect the Stock Splits for their beneficial holders holding shares in “street name”; however, these nominees may have a different procedure and stockholders holding shares of our Class A Common Stock in “street name” should contact their nominee(s).

Stockholder C holds 1,500 shares of our Class A Common Stock in his account as of the effective date of the Stock Splits.	Stockholder C will continue to own 1,500 shares of Class A Common Stock after giving effect to the Stock Splits.

Reservation of Rights

Although our Board has unanimously approved the Transaction and subsequent suspension of our obligation to file periodic reports and other information with the SEC thereunder, subject to its compliance with Delaware law, our Board reserves the right to postpone, or modify the terms of the Stock Splits and the overall Transaction, including the Stock Split Ratios and the amount of the Cash Payment, to the extent it believes it is necessary or desirable in order to accomplish the Company’s goal of remaining below 300 record holders. The Board may also abandon the proposed Stock Splits and the overall Transaction at any time prior to its completion if it believes either the overall Transaction or the Stock Splits are no longer in the best interests of the Company or its stockholders. Subject to the Board’s ability to abandon the proposed Stock Splits and the overall Transaction, the Board intends to determine the Stock Split Ratios and effect the Stock Splits as soon as practicable, which would likely occur immediately following the public announcement of the Stock Split Ratios chosen by the Board (but no earlier than the twentieth day following the mailing of the Disclosure Statement to stockholders). Furthermore, after giving effect to the Transaction and as necessary to maintain the Company’s suspension of its SEC reporting obligations, the Company reserves the right to take additional actions that may be permitted under Delaware law, including effectuating further reverse stock splits.

A number of factors or circumstances could cause our Board to abandon, postpone, or modify the Transaction and such deregistration and suspension, including, without limitation, the following:

•

If, immediately prior to the Transaction, our Board does not believe that the Transaction will sufficiently reduce the number of record holders of our Class A Common Stock to a level that reasonably assures us that the Company would not be required under the Exchange Act to revert to a public reporting company in the foreseeable future after the Transaction is completed.

•	Even if the aggregate cash payments to stockholders necessary to complete the Transaction are within the budgetary guideline set by our Board, our Board may elect to abandon, postpone, or modify the Transaction if the current economic conditions or the financial condition of the Company, or their outlook, are such that, in the judgment of our Board, it is no longer in the Company’s best interests to use its cash resources to effect the Transaction.

•	If the Company has insufficient cash necessary to complete the Transaction.

•	If our Board determines that it is in the best interests of the Company for the Company to enter into a strategic transaction with an interested party.

•	If for any other reason, our Board determines that the Transaction is no longer in the best interests of the Company.

If our Board decides to abandon, postpone, or modify the Transaction, the Company will notify the stockholders of such decision promptly in accordance with applicable rules and regulations.

OTHER MATTERS RELATED TO THE TRANSACTION

Potential Conflicts of Interest

Our directors and executive officers may have interests in the Transaction that are different from other, unaffiliated stockholders’ interests, and have relationships that may present conflicts of interest.

In addition, following the Emergence Date, the Company’s ownership has been and currently remains concentrated among the Institutional Investors, who, as of December 13, 2024 hold approximately 65.7% of our Class A Common Stock and have the right, pursuant to the Stockholders’ Agreement, have the right to appoint three of the six members of the Board. Following the Transaction, we expect the ownership interests held by the Institutional Investors to continue to have the voting power to substantially affect or control the outcome of matters requiring a stockholder vote, including the election of directors and the approval of significant corporate matters.

Upon the effectiveness of the Stock Splits, the aggregate number of shares of our Class A Common Stock owned by our directors and executive officers will not increase and the ownership percentage of the shares of our voting stock held by those of our directors, executive officers and 5% stockholders who will be Continuing Stockholders will increase modestly, and at the same rate as the ownership percentage of all the other Continuing Stockholders, as a result of the reduction of the number of shares of our Class A Common Stock outstanding.

In addition, as of December 13, 2024, certain of our directors and executive officers held the following restricted stock units (RSUs), restricted stock awards (RSAs) and performance stock units (PSUs):

Name	RSUs	RSAs	PSUs
Michael J. Delahoussaye	2,916	—	—
Deidre Toups	2,666	—	—
Bryan Ellis	2,946	—	—
Julie J. Robertson	2,540	—	—
Rebecca Bayless	2,540	—	—
David Lesar	—	32,960	808,247
James W. Spexarth	3,434	—	—
James Brown	32,960	—	606,185

The Stock Splits will not increase the value of these RSUs, RSAs and PSAs, but they will remain outstanding after the Stock Splits. None of our directors or executive officers has any interest, direct or indirect, in the Stock Splits except for interests that arise from the ownership of (i) our Class A Common Stock, or (ii) RSUs, RSAs or PSUs relating to the right to receive our Class A Common Stock, where those directors and executive officers receive no extra or special benefit from the Transaction that is not shared on a pro rata basis by all other holders of our Class A Common Stock.

As of December 13, 2024, approximately less than 1% and 80.5% of the issued and outstanding shares of our Class A Common Stock was held by the Company’s executive officers and 5% stockholders, respectively. The Company’s affiliated stockholders, including our directors and executive officers, will be treated no differently than unaffiliated stockholders, including unaffiliated Cashed Out Stockholders and unaffiliated Continuing Stockholders. Accordingly, certain of our executive officers and affiliates of our 5% stockholders may be cashed out due to the number of shares they hold in direct registered form.

The Company will not be prevented from repurchasing shares of our Class A Common Stock in the future from the Continuing Stockholders, including the affiliated Continuing Stockholders, as a result of the Transaction.

For information relating to the beneficial ownership of our Class A Common Stock by executive officers, directors and 5% stockholders, see “COMPANY INFORMATION — Security Ownership of Certain Beneficial Owners and Officers.”

Stockholder Approval

Stockholders holding a majority of the outstanding Class A Common Stock of the Company approved the Stock Splits and the related Charter Amendments by written consent in lieu of a meeting. Accordingly, your consent is not required and is not being solicited in connection with the approval of the Stock Splits or the Charter Amendments. This Disclosure Statement shall serve as notice to the Company’s stockholders who did not consent to action of the Company’s stockholders taken without a meeting, pursuant to Section 228(e) of the DGCL.

WE ARE NOT ASKING YOU FOR A PROXY AND WE REQUEST THAT YOU DO NOT SEND US A PROXY.

No Dissenters’ or Appraisal Rights

Stockholders have no right under the DGCL or our Charter or Bylaws to exercise dissenters’ or appraisal rights with respect to the Stock Splits. While the Board considered the absence of appraisal rights, such factor did not significantly influence the recommendations from the Board regarding the Stock Splits, as none of the alternatives considered by the Board (issuer tender offers) would have invoked appraisal rights.

Escheat Laws

The unclaimed property and escheat laws of each state provide that under circumstances defined in that state’s statutes, holders of unclaimed or abandoned property must surrender that property to the state. Persons whose shares are cashed out and whose addresses are unknown to us generally will have a certain period of years from the effective time of the Stock Splits in which to claim the Cash Payment payable to them. For example, with respect to stockholders whose last known addresses are in Texas, as shown by our records, the period is three years. Following the expiration of that three-year period, the Texas Property Code would likely cause the cash payments to escheat to the State of Texas. For stockholders who reside in other states or whose last known addresses, as shown by our records, are in states other than Texas, such states may have abandoned property laws which call for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it; or (ii) escheat of such property to the state. Under the laws of such other jurisdictions, the “holding period” or the time period which must elapse before the property is deemed to be abandoned may be shorter or longer than three years. If we do not have an address for the holder of record of the shares, then unclaimed cash-out payments would be turned over to our state of incorporation, the State of Delaware, in accordance with its escheat laws.

Regulatory Approvals

The Company is not aware of any material governmental or regulatory approval required for completion of the Stock Splits, other than compliance with the relevant federal securities laws and Delaware law.

Litigation

There is no ongoing litigation related to the Stock Splits.

Certain Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the Stock Splits to the Company and its stockholders. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury Regulations promulgated thereunder, published rulings, administrative pronouncements and judicial decisions, any changes to which could affect the tax consequences described herein, possibly on a retroactive basis. This summary only addresses stockholders who hold their shares of our Class A Common Stock as a capital asset. This summary does not address any state, local, foreign, or the U.S. federal estate or gift, Medicare net investment income, or alternative minimum tax provisions of the Code. No assurance can be given that possible changes in such United States federal income tax laws or interpretations will not adversely affect this summary. This summary is not binding on the Internal Revenue Service (the “IRS”).

Except as otherwise noted, the federal income tax consequences to stockholders described below is the same for both affiliated stockholders and unaffiliated stockholders. The following summary does not address all United States federal income tax considerations that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that may be subject to special tax rules, including, without limitation: financial institutions, tax-exempt organizations (including private foundations), insurance companies, dealers in securities, foreign investors, pass-through entities such as partnerships, S corporations, disregarded entities for federal income tax purposes and limited liability companies (and investors therein), holders that received their shares pursuant to the exercise of employee stock options or otherwise as compensation, and investors that hold the shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, certain former citizens or long-term residents of the United States, and persons for whom our Class A Common Stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code or “Section 1244 stock” for purposes of Section 1244 of the Code.

This summary assumes that you are one of the following:

•	A citizen or resident of the United States;

•	A corporation or an entity taxable as a corporation created or organized under U.S. law (federal or state);

•	An estate the income of which is subject to federal income taxation regardless of its sources; or

•

A trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or a valid election is in effect under applicable Treasury Regulations to be treated as a United States person.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds Class A Common Stock, the tax treatment of a partner with respect to the Transaction generally will depend upon the status of the partner and the activities of the partnership. Such partner or partnership is urged to consult its own tax advisor as to the U.S. federal, state, local, and foreign income tax consequences of the Stock Splits.

NO RULING FROM THE IRS OR OPINION OF COUNSEL HAS BEEN OR WILL BE OBTAINED REGARDING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO STOCKHOLDERS IN CONNECTION WITH THE STOCK SPLIT. ACCORDINGLY, EACH STOCKHOLDER IS ENCOURAGED TO CONSULT THEIR OWN TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF THE TRANSACTION, IN LIGHT OF THEIR INDIVIDUAL CIRCUMSTANCES.

Tax Consequences to the Company. We believe that the Stock Splits generally should be treated as a tax-free “recapitalization” or other non-recognition event for federal income tax purposes in which case the Transaction should have no material federal income tax consequences to the Company.

Federal Income Tax Consequences to Stockholders Who Do Not Receive Cash in the Stock Splits. If you receive no cash as a result of the Stock Splits, but continue to hold our shares of Class A Common Stock immediately after the Stock Splits, you will not recognize any gain or loss for United States federal income tax purposes. The aggregate adjusted tax basis of the shares you hold immediately after the Stock Splits will equal the aggregate adjusted tax basis of the shares you held immediately prior to the Stock Splits, and the holding period in those shares will be the same as immediately prior to the Stock Splits.

Federal Income Tax Consequences to Stockholders Who Receive Cash in the Stock Splits and Who Will Own, or Will Be Considered under the Code to Own, Shares of Class A Common Stock After the Stock Splits. In some instances, you may be entitled to receive cash in the Stock Splits for shares of our Class A Common Stock you hold in one capacity, but continue to hold shares in another capacity. For example, you may own fewer than the Minimum Number of shares in your own name (for which you will receive cash) and own at least the Minimum Number of shares in your brokerage account in “street name.” Alternatively, for federal income tax purposes you may be deemed to own shares held by others. For instance, if you own fewer than the Minimum Number of shares in your own name (for which you will receive cash) and your spouse owns at least the Minimum Number of shares (which will continue to be held following the completion of the Stock Splits), the shares owned by your spouse will be attributable to you. Furthermore, in determining whether you are considered to continue to hold shares of our Class A Common Stock, for federal income tax purposes, immediately after the Stock Splits, you will be treated as owning shares actually or constructively owned by certain family members and entities in which you, or a member of your family, have an interest (such as trusts and estates of which you are beneficiary and corporations and partnerships of which you are an owner, and shares you have an option to acquire). Accordingly, in some instances the shares of Class A Common Stock you own in another capacity, or which are attributed to you, may remain outstanding.

If you receive cash as a result of the Stock Splits, but are treated as continuing to own shares of Class A Common Stock through attribution as described above, you will recognize capital gain or loss for federal income tax purposes equal to the difference between the cash you receive for the shares of Class A Common Stock and your aggregate adjusted tax basis in those shares, provided that the receipt of cash either is “not essentially equivalent to a dividend,” or constitutes a “substantially disproportionate redemption of stock,” as described below. Gain or loss must be calculated separately with respect to each block of shares of Class A Common Stock exchanged in the Stock Splits.

Not Essentially Equivalent to a Dividend. The receipt of cash is “not essentially equivalent to a dividend” if the reduction in your proportionate interest in us resulting from the Stock Splits (taking into account for this purpose shares of Class A Common Stock which you are considered to own under the attribution rules described above) is considered a “meaningful reduction” given your particular facts and circumstances. The IRS has ruled that a small reduction by a minority stockholder whose relative stock interest is minimal and who exercises no control over the affairs of a corporation can satisfy this test.

Substantially Disproportionate Redemption of Stock. The receipt of cash in the Stock Splits will be a “substantially disproportionate redemption of stock” if (a) you own less than 50% of the total combined voting power of all classes of stock entitled to vote, and (b) the percentage of our voting stock owned by you immediately after the Stock Splits is less than 80% of the percentage of shares of voting stock owned by you immediately before the Stock Splits. For purposes of these percentage ownership tests, you are considered to own Class A Common Stock owned directly as well as indirectly through the application of the attribution ownership rules described above.

Capital gain or loss recognized will be long-term if your holding period with respect to the Class A Common Stock surrendered is more than one year at the time of the Transaction. The deductibility of capital loss is subject to limitations. If you are an individual, long-term capital gain and dividend income should generally be subject to United States federal income tax at a maximum rate of 20%. In general, dividends are taxed at ordinary income rates. However, you may qualify for a 20% federal income tax rate on any cash received in the Stock Splits that is treated as a dividend as described above, if (i) you are an individual or other non-corporate stockholder; (ii) you have held the Class A Common Stock with respect to which the dividend was received for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date, as determined under the Code; and (iii) you were not obligated during such period (pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. You should consult with your tax advisor regarding your eligibility for such lower tax rates on dividend income.

If the receipt of cash in exchange for shares of Class A Common Stock is not treated as capital gain or loss under either of the tests, it will be treated first as ordinary dividend income to the extent of the your ratable share of our current and accumulated earnings and profits, then as a tax-free return of capital to the extent of the your aggregate adjusted tax basis in the shares, and any remaining amount will be treated as capital gain.

If you, or a person or entity whose ownership of shares would be attributed to you, will continue to hold Class A Common Stock immediately after the Stock Splits, you are urged to consult with your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the Stock Splits, in light of your specific circumstances.

Federal Income Tax Consequences to Stockholders Who Receive Cash in the Stock Splits and Who Will Not Own, or Will Not Be Considered under the Code to Own, Shares of Class A Common Stock After the Stock Splits. If you receive cash as a result of the Stock Splits and you do not own, and are not considered to own, shares of our Class A Common Stock immediately after the Stock Splits, you will recognize capital gain or loss for federal income tax purposes equal to the difference between the cash you receive for the shares of Class A Common Stock and your aggregate adjusted tax basis in those shares. Capital gain or loss recognized will be long-term if your holding period with respect to the Class A Common Stock surrendered is more than one year at the time of the Stock Splits. The deductibility of capital loss is subject to limitations.

Backup Withholding. If you receive cash as a result of the Stock Splits, you will be required to provide your social security or other taxpayer identification number (or, in some instances, additional information) in connection with the Stock Splits to avoid backup withholding requirements that might otherwise apply. You will be required to deliver or provide such information following the effective time of the Stock Splits. Failure to provide such information may result in backup withholding. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against your United States federal income tax liability provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by you upon filing an appropriate income tax return on a timely basis.

Source and Amount of Funds

Based on estimates of the record ownership of our Class A Common Stock, the number of shares of our Class A Common Stock outstanding and other information as of December 13, 2024, the Company estimates that the total funds required to consummate the Transaction will be between approximately $8.0 million and $9.9 million, depending on the Reverse Stock Split Ratio chosen by the Board, which includes approximately $920,839 that will be used to pay the costs of the Transaction, estimated as follows:

SEC Filing Fees	$1,373.26
Legal & Accounting Fees	$875,000.00
Transfer and Exchange Agent fees	$44,466.00

Final costs of the Transaction may be more or less than the estimates shown above. The Company expects to pay the costs of the Transaction, including the amounts to be paid to stockholders receiving the Cash Payment with cash on hand.

COMPANY INFORMATION

The Company

The Company is a global oilfield products and services company with a portfolio of premier rental and well services brands providing customers with robust inventory, responsive delivery, engineered solutions, and expert consultative service – all aligned with enterprise-wide Shared Core Values for safe, sustainable operations and corporate citizenship; and committed to free cash flow generation and value creation. Our portfolio of companies operates in two segments, Rentals and Well Services, to provide highly specialized solutions to the upstream oil and gas industry. We drive value to our business units by providing enterprise-wide support, financial discipline, capital strength, and strategic focus. Our experienced, knowledgeable leadership within those businesses has excellent latitude to execute their business strategy, determine pricing, allocate inventory, and develop new products and technology, all with a focus on safety, operational excellence, competitive positioning, and financial performance that entrenches our relationships with our customers and elevates our customers’ satisfaction.

The Company’s corporate headquarters is located in Houston, Texas.

Company Securities

The Company’s equity securities consist of Class A Common Stock. Our Class A Common Stock is not currently traded on any exchange or quoted on any over-the-counter market. As of December 13, 2024, there were 543 stockholders of record for the Company’s Class A Common Stock, which excludes stockholders whose shares were held in nominee or street name by brokers.

On February 13, 2024, the Company announced that the Board declared a special dividend of $12.38 per share on outstanding Class A Common Stock. Additionally, the Board determined that, in addition to the special dividend to holders of Class A Common Stock, the Company would make dividend equivalent payments to each holder of unvested restricted stock units. The special dividend was paid on March 12, 2024 to holders of record as of February 27, 2024.

On November 16, 2022, the Company announced that the Board declared a special dividend of $12.45 per share on outstanding Class A Common Stock. Additionally, the Board determined that, in addition to the special dividend to holders of Class A Common Stock, the Company would make dividend equivalent payments to each holder of unvested restricted stock units. The special dividend was paid on December 28, 2022 to holders of record as of December 16, 2022.

Any decision to declare and pay dividends in the future will be made at the discretion of the Board and will depend on, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, industry trends and other factors that the Board may deem relevant. Any such decision will also be subject to compliance with contractual restrictions and covenants in the agreements governing current and future indebtedness.

Security Ownership of Certain Beneficial Owners and Officers

Directors and Officers

The following table sets forth the number of shares and percentage of the Company’s Class A Common Stock that was owned beneficially as of December 13, 2024, by each of the Company’s directors, and each executive officer, and by all directors, and executive officers as a group, with each person having sole voting and dispositive power except as indicated:

Beneficial Ownership	Shares of Class A Common Stock Beneficially Owned		Percentage of Class A Common Stock (1)
Directors
Dave Lesar	32,960		*
Joseph Citarrella	—		—
Daniel Flores	—		—
Rebecca Bayless	—		—
Julie J. Robertson	11,371		*
Ian Foster	—		—
Executive Officers
Dave Lesar	(see above	)	(see above	)
James Brown	—		—
James W. Spexarth	22,444		*
Directors and executive officers as a group	66,775		*

*	Percentage of shares owned equals less than 1%.
(1)	Based on 20,216,192 shares of Class A Common Stock issued and outstanding as of December 13, 2024.

Principal Stockholders

The only persons who held of record or, to the Company’s knowledge, owned beneficially more than 5% of the outstanding shares of the Company’s Class A Common Stock as of December 13, 2024, are set forth below, with each person having sole voting and dispositive power except as indicated:

Name and Address of Beneficial Owner	Shares of Class A Common Stock Beneficially Owned	Percentage of Class A Common Stock (1)
GoldenTree Asset Management LP (2) 300 Park Avenue, 21st Floor New York, New York 10022	10,395,041	51.4%
Monarch Energy Holdings (SE) LLC (3) 535 Madison Avenue New York, New York 10022	2,882,120	14.3%
Glendon Capital Management, L.P. (4) 2425 Olympic Boulevard, Suite 500 E Santa Monica, California 90404	1,804,808	8.9%
Madison Avenue Partners, LP (5) 150 E. 58th Street, Suite 1403 New York, New York 10155	1,235,568	6.1%

(1)	Based on 20,216,192 shares of Class A Common Stock issued and outstanding as of December 13, 2024.
(2)

Includes 10,395,041 shares of Class A Common Stock held by certain funds and accounts managed or advised by GoldenTree Asset Management LP. GoldenTree Asset Management LP has sole voting power and sole power of disposition with respect to 10,395,041 shares of Class A Common Stock.

(3)

Includes 2,882,120 shares of Class A Common Stock held directly by Monarch Energy Holdings (SE) LLC. Monarch Energy Holdings (SE) LLC has sole voting and shared dispositive power with respect to 2,882,120 shares of Class A Common Stock.

(4)	Includes 1,804,808 shares of Class A Common Stock held by certain funds and accounts managed or advised by Glendon Capital Management, L.P.
(5)	Includes 1,235,568 shares of Class A Common Stock held by an account managed or advised by Madison Avenue Partners, LP.

Executive Officers

Information About Our Executive Officers

The following selected information for each of our current executive officers (as defined by regulations of the SEC) was prepared as of January 3, 2025.

Name and Title	Age	Business Experience
David J. Lesar, Chief Executive Officer and Chairman of the Board	71	Mr. Lesar is currently our Chief Executive Officer and Chairman of the Board and a member of the Board’s Compensation Committee. Mr. Lesar has held both positions since August 19, 2024. Mr. Lesar served as the Chairman of the Board and Chief Executive Officer of Halliburton Company for 17 years and was later promoted to serve as Executive Chairman until 2019. Mr. Lesar served as interim Chief Executive Officer of Health Care Service Corporation from July 2019 through June 1, 2020, and as a director from 2018 to July 2020. Mr. Lesar served as a director and the Chief Executive Officer of CenterPoint Energy, Inc. from 2020 until his retirement in January 2024.

James S. Brown, President and Chief Operating Officer	70	Mr. Brown is currently our President and Chief Operating Officer. Mr. Brown has held both positions since August 19, 2024. Prior to joining the Company, Mr. Brown’s most recent experience was serving as the Chief Executive Officer of Petrostar Services LLC from 2019 to 2020. Mr. Brown served as the Western Hemisphere President at Halliburton Company for over 10 years, until his retirement in February 2019. Prior to joining Halliburton in 1995, Mr. Brown was a Vice President at the Western Company of North America and a Vice President of BJ Services.

James W. Spexarth, Executive Vice President, Chief Financial Officer and Treasurer	57	Mr. Spexarth has been serving as interim Chief Financial Officer since March 18, 2021 following the resignation of the previous Chief Financial Officer, Westervelt Ballard. Mr. Spexarth has been employed by the Company for 8 years and served as the Company’s Chief Accounting Officer, beginning in January 2019, and previously served as vice president and corporate controller. As previously announced, James Spexarth resigned from all positions with the Company effective as of December 31, 2024.

Carolina Ackerman, Principal Accounting Officer		Ms. Ackerman was appointed to serve as the Company’s Principal Accounting Officer, effective as of December 31, 2024. Prior to that, Ms. Ackerman had served as the Company’s Vice President Operations-Accounting since November 2016. Before joining the Company, Ms. Ackerman held various leadership roles in finance and accounting at Halliburton.

Information About Our Directors

The following selected information for each of our current directors was prepared as of January 3, 2025.

Name	Age	Business Experience
David J. Lesar, Chairman	71	See above.

Joseph Citarrella, Director (appointed by Monarch)	38	Mr. Citarrella is currently a Managing Principal for Monarch, a private investment firm, and has held this role since May 2018. From 2008 to 2012, Mr. Citarrella was an Associate at Goldman Sachs in the Global Investment Research equity group covering the integrated oil, exploration and production, and refining sectors. From 2017 to 2018, Mr. Citarrella served as nonexecutive Chairman of the Board of Vanguard Natural Resources, Inc., a Houston based independent oil and gas company. From 2018 to 2019, Mr. Citarrella served as an independent director for Resolute Energy Corporation. Mr. Citarrella is a designated director of Monarch.

Daniel Flores, Director (appointed by GoldenTree)	54	Mr. Flores is currently a Partner at GoldenTree, an employee-owned global asset management firm, and has held this role since January 2013. Mr. Flores served as Senior Vice President of Avenue Capital Group from 2008 to 2013. Previously, Mr. Flores worked in the Restructuring and Finance Group at Lehman Brothers and as an analyst at Merrill Lynch. Mr. Flores is a designated director of GoldenTree.

Rebecca Bayless, Director and Chair of Audit Committee	55	Ms. Bayless currently serves as Chief Executive Officer of Daytona Resources LLC and has served in this capacity since June 2024. Ms. Bayless joined Daytona Resources LLC as Chief Financial Officer in June 2022. Prior to that, Ms. Bayless served as Senior Vice President, Chief Administrator Officer and Treasurer of Indigo Natural Resources LLC from February 2016 until September 2021. Ms. Bayless was a founding officer of Indigo Minerals LLC in 2007, and was Executive Vice President, Chief Financial Officer from January 2007 to February 2016. Ms. Bayless is also a member of the Board of Directors of Riley Exploration Permian, Inc. (REPX) in Oklahoma City, Oklahoma serving on the Audit Committee and as Chairman of Compensation & Governance Committee. Ms. Bayless is also President of the Board of Trustees for The Houston Producers Forum, a member of the Board of Trustees and Finance Committee for The John Cooper School and a member of the Board of Trustees and Finance Committee for The Club at Carlton Woods.

Julie J. Robertson, Director	68	Julie Robertson retired as executive chairman of Noble Corp. plc in 2021 after having served in various roles of increasing responsibility for more than 40 years. Ms. Robertson was appointed chair of the board, president, and chief executive officer of Noble in January 2018, and previously, she served as executive vice president of the company from February 2006 and as senior vice president - Administration from July 2001 to February 2006. Ms. Robertson served as vice president - Administration from 1994 to July 2001, and prior to 1994, Ms. Robertson held various management positions in Administration, Human Resources, and Risk Management beginning in 1979. Ms. Robertson also served continuously as corporate secretary of Noble from 1993 until assuming the chair role in 2018. Ms. Robertson is also Chair of the Board and the Joint Nomination and Remuneration Committee of Seadrill Limited, a director of EOG Resources, Inc. and a trustee of Spindletop Charities, Inc. In 2020, Ms. Robertson was elected the first female Chair of the International Association of Drilling Contractors.

Ian Foster, Director and Chair of the Compensation Committee (appointed by GoldenTree)	40	Mr. Foster is currently a Partner at GoldenTree, an employee-owned global asset management firm, and has held this role since May 2021. Mr. Foster worked in the Goldman Sachs Investment Banking Division from 2007 to 2021, most recently as a Managing Director, beginning January 2016, Head of Industrials M&A and served as a member of the firmwide M&A fairness committee. Mr. Foster is a designated director of GoldenTree. Mr. Foster has served as the Chair of our Compensation Committee since July 2024.

Director Independence; Financial Expert

The Board believes under the New York Stock Exchange listing standards (which we are not currently subject to), that all of the directors, except for Mr. Lesar, may be independent directors, provided that Mr. Citarrella, Mr. Flores and Mr. Foster may not be independent for Audit Committee purposes. The Board considers Ms. Bayless and Ms. Robertson to be Audit Committee financial experts.

During the last ten years, neither the Company nor, to its knowledge, any of its directors or executive officers has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or was a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining such individual or entity from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of federal or state securities laws.

The business address for each of the Company’s directors and executive officers is:

c/o Superior Energy Services, Inc.

1001 Louisiana Street, Suite 2900

Houston, TX 77002

Related-Party Transactions and Relationships

Stockholders Agreement

On the Emergence Date, in order to implement certain transactions contemplated by the Plan, we entered into the Stockholders Agreement with the stockholders named therein, to provide for certain governance matters. As of December 13, 2024, two groups of these stockholders currently hold approximately 65.7% of our Class A Common Stock. Other than obligations related to Confidential Information (as defined in the Stockholders Agreement), the rights and preferences of each stockholder under the Stockholders Agreement will terminate when such stockholder ceases to own shares of the Class A Common Stock. While the initial Board designees post-emergence were appointed by GoldenTree, Monarch, and the ad hoc noteholders, going forward, pursuant to the Stockholders Agreement, the Board currently consists of six directors, of whom:

(i)	two are designated by GoldenTree (subject to certain ownership thresholds);

(ii)	one is designated by Monarch (subject to certain ownership thresholds);

(iii)	one is the Chief Executive Officer; and

(iv)	two are elected by the stockholders.

Furthermore, the Board is given special governance rights in the Stockholders Agreement, including approval rights over certain corporate and other transactions, such as (i) any merger, consolidation, reorganization (including conversion) or any other business combination, (ii) certain acquisitions or dispositions of assets or liabilities, (iii) incurrence of indebtedness (subject to certain monetary thresholds), and (iv) issuances of equity, subject to the limitations therein, among other actions.

The Stockholders Agreement also provides the stockholders certain preemptive rights, drag-along rights, tag-along rights, and registration rights, subject, in each case, to the terms and conditions identified in the Stockholders Agreement.

GoldenTree

Two of the Company’s current directors, Daniel Flores and Ian Foster, serve as partners of GoldenTree. Pursuant to the Stockholders Agreement, GoldenTree has the right to designate two members of the Board. As of December 13, 2024, GoldenTree holds approximately 51.4% of the Company’s Class A Common Stock.

Monarch

One of the Company’s current directors, Joseph Citarrella, serves as managing principal for Monarch. Pursuant to the Stockholders Agreement, Monarch has the right to designate one member of the Board. As of December 13, 2024, Monarch holds approximately 14.3% of the Company’s Class A Common Stock.

FINANCIAL AND OTHER INFORMATION

Stockholders are encouraged to read the Company’s unaudited balance sheet as of September 30, 2024 and September 30, 2023 and audited balance sheets as of December 31, 2023 and December 31, 2022, and the related statements of operations, changes in stockholders’ equity, and cash flows for the nine month periods ended September 30, 2024 and September 30, 2023 and in the twelve-month periods ended December 31, 2023 and December 31, 2022, all of which are incorporated herein by reference to such financial statements included in the Company’s Quarterly Report on Form 10-Q for the nine month period ended September 30, 2024, filed with the SEC on October 30, 2024, the Company’s Quarterly Report on Form 10-Q for the nine month period ended September 30, 2023, filed with the SEC on November 3, 2023, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 8, 2024 and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 15, 2023.

As of September 30, 2024, the book value per share was $39.66.

You may obtain copies of these documents at no charge by contacting our Secretary at the following address: Superior Energy Services, Inc., 1001 Louisiana Street, Suite 2900, Houston, TX 77002, (713) 654-2200.

Summary Historical Financial Information

The following summary of consolidated financial information was derived from our audited consolidated condensed financial statements as of and for each of the years ended December 31, 2023 and 2022 and from our unaudited consolidated condensed interim financial statements as of and for the nine months ended September 30, 2024 and 2023. This financial information is only a summary and should be read in conjunction with our historical financial statements and the accompanying footnotes. Please see the information set forth below under the captions “WHERE YOU CAN FIND MORE INFORMATION.”

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands, except per share data)

	September 30, 2024	December 31, 2023	December 31, 2022
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$325,881	$391,684	$258,999
Accounts receivable, net	200,106	276,868	249,808
Income taxes receivable	13,383	10,542	6,665
Prepaid expenses	23,363	18,614	17,299
Inventory	70,293	74,995	65,587
Other current assets	7,765	7,922	6,276
Assets held for sale	—	—	11,978
Total current assets	640,791	780,625	616,612

Property, plant and equipment, net	306,285	294,960	282,376
Note receivable	72,694	69,005	69,679
Restricted cash	54,707	85,444	80,108
Operating lease right-of-use assets	—	15,972	18,797
Deferred tax assets	59,555	67,241	97,492
Other assets, net	42,319	27,746	25,948

Total assets	$1,176,351	1,340,993	1,191,012

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$38,897	38,214	31,570
Accrued expenses	106,203	103,782	116,575
Income taxes payable	20,100	20,220	11,682
Decommissioning liability	30,747	21,631	9,770
Liabilities held for sale	—	—	3,349
Total current liabilities	195,947	183,847	172,946

Decommissioning liability	140,030	148,652	150,901
Operating lease liability	—	11,338	14,634
Other liabilities	38,599	36,245	69,647

Total liabilities	$374,576	380,082	408,128

Stockholders’ equity:
Class A Common Stock $0.01 par value; 52,000 shares authorized; 20,151 shares issued and outstanding at September 30, 2024, 20,151 shares issued and outstanding at December 31, 2023 and 19,999 shares issued and outstanding at December 31, 2022	202	202	200
Class B Common Stock $ 0.01 par value; 84 shares issued and 80 shares outstanding at December 31, 2022	—	—	1
Class A Additional paid-in capital	911,500	911,388	902,486
Class B Additional paid-in capital	—	—	5,896
Accumulated deficit	(109,927)	49,321	(125,699)

Total stockholders’ equity	801,775	960,911	782,884

Total liabilities and stockholders’ equity	$1,176,351	1,340,993	1,191,012

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2024	2023	2024	2023	2023	2022
	(unaudited)				(audited)
Revenues:
Services	$82,343	$80,956	$237,367	$280,376	$357,936	$386,775
Rentals	77,131	89,348	234,552	260,319	346,728	309,314
Product sales	37,833	40,081	135,103	134,300	214,756	187,871

Total revenues	197,307	210,385	607,022	674,995	919,420	883,960
Cost of revenues:
Services	56,084	57,202	154,225	181,221	238,543	268,078
Rentals	30,640	29,580	94,564	88,942	120,738	102,975
Product sales	22,675	23,063	75,517	78,157	114,846	105,898

Total cost of revenues (exclusive of items shown separately below)	109,399	109,845	324,306	348,320	474,127	476,951
Depreciation, depletion, amortization and accretion:
Services	6,911	6,684	19,393	21,683	26,878	37,168
Rentals	6,489	7,272	19,163	20,131	26,036	29,724
Product sales	7,677	6,534	23,836	19,436	28,154	31,168

Total depreciation, depletion, amortization and accretion	21,077	20,490	62,392	61,250	81,068	98,060
General and administrative expenses	33,458	30,089	101,837	92,256	125,659	128,294
Restructuring and transaction expenses	5,891	—	5,891	1,983	3,294	6,375
Other gains, net	(133)	(4,073)	(1,829)	(5,424)	(6,549)	(29,134)
Income from operations	27,615	54,034	114,425	176,610	241,821	203,414
Other income (expense):
Interest income, net	5,032	6,629	17,632	18,581	25,761	11,713
Loss on Blue Chip Swap securities	(5,113)	(12,120)	(5,113)	(12,120)	(19,856)	—
Other income (expense), net	979	(4,520)	(2,916)	(8,508)	(13,391)	(1,804)

Income from continuing operations before income taxes	28,513	44,023	124,028	174,563	234,335	213,323
Income tax expense	(6,597)	(11,403)	(34,754)	(44,615)	(59,741)	77,719
Net income from continuing operations	21,916	32,620	89,274	129,948	174,594	291,042
Income from discontinued operations, net of tax	—	128	1,896	408	426	(4,577)

Net income	$21,916	$32,748	$91,170	$130,356	$175,020	$286,465

Income per share - basic:
Net income from continuing operations	$1.09	$1.62	$4.43	$6.46	$8.68	$14.53
Income from discontinued operations, net of tax	—	0.01	0.09	0.02	0.02	(0.22)
Net income	$1.09	$1.63	$4.52	$6.48	$8.70	$14.31

Income per share - diluted:
Net income from continuing operations	$1.09	$1.62	$4.42	$6.45	$8.66	$14.49
Income from discontinued operations, net of tax	—	—	0.10	0.02	0.02	(0.23)

Net income	$1.09	$1.62	$4.52	$6.47	$8.68	$14.26

Weighted-average shares outstanding
Basic	20,177	20,136	20,170	20,123	20,126	20,024
Diluted	20,186	20,159	20,182	20,144	20,152	20,087

WHERE YOU CAN FIND MORE INFORMATION

Because the Stock Splits are part of a plan to effect the Transaction, the Stock Splits constitute a “going private” transaction subject to Rule 13e-3 of the Exchange Act. The Company has filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the Stock Splits and the Transaction. The Schedule 13E-3 contains additional information about the Company. Copies of the Schedule 13E-3 are available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested stockholder of the Company, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request directed to our Secretary at the following address: Superior Energy Services, Inc., 1001 Louisiana Street, Suite 2900, Houston, TX 77002, (713) 654-2200.

The Company is currently subject to the information requirements of the Exchange Act and files periodic reports and other information with the SEC relating to its business, financial and other matters. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov.

Annex A-1

Form of Certificate Amendment (Reverse Stock Split)

[see attached]

CERTIFICATE OF AMENDMENT

OF THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SUPERIOR ENERGY SERVICES, INC.

Superior Energy Services, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended (the “DGCL”) does hereby certify:

1.	FIRST: The name of the Corporation is Superior Energy Services, Inc.

2.

SECOND: The Corporation filed its Second Amended and Restated Certificate of Incorporation of the Corporation (hereinafter called the “Amended and Restated Certificate of Incorporation”) with the Secretary of State of the State of Delaware on December 18, 2023.

3.

THIRD: Resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed amendment to the Amended and Restated Certificate of Incorporation (the “Amendment”), approving the Amendment and declaring the Amendment to be advisable and directing that the Amendment be presented to the stockholders of the Corporation for approval.

4.

FOURTH: Thereafter, the holders of outstanding stock of the Corporation, having not less than the minimum number of votes that would be necessary to authorize or take such action at a stockholders meeting at which all shares entitled to vote thereon were present and voted, approved the Amendment by written consent in lieu of a meeting pursuant to Sections 242 and 228(a) of the DGCL.

5.	FIFTH: Article 4 of the Amended and Restated Certificate of Incorporation is hereby amended by inserting the following paragraph at the end thereof:

“(E) Reverse Stock Split.

Without regard to any other provision of this Amended and Restated Certificate of Incorporation, each [•] ([•]) shares of Common Stock of the Corporation, either issued and outstanding or held by the Corporation as treasury stock, immediately prior to the time this amendment becomes effective shall be and are automatically reclassified and changed (without any further act) into one (1) fully paid and nonassessable share of Common Stock of the Corporation without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued to any holder of fewer than [•] ([•]) shares of Common Stock of the Corporation immediately prior to the time this amendment becomes effective, and that instead of issuing such fractional shares, the Corporation shall pay an amount in cash, without interest, equivalent to $80.00 per share of Common Stock of the Corporation held by such holder immediately prior to the time this amendment becomes effective and that such record stockholder shall no longer have any further rights as a stockholder of the Corporation.”

6.	SIXTH: This Amendment has been duly adopted in accordance with the provisions of Sections 242 and 228 of the DGCL.

7.	SEVENTH: This Amendment shall become effective at 5:01 p.m., Eastern Time, on [•].

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this [•] day of [•].

SUPERIOR ENERGY SERVICES, INC.

By:
Name:
Title:

Annex A-2

Form of Certificate Amendment (Forward Stock Split)

[See attached]

CERTIFICATE OF AMENDMENT

OF THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SUPERIOR ENERGY SERVICES, INC.

Superior Energy Services, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended (the “DGCL”) does hereby certify:

8.	FIRST: The name of the Corporation is Superior Energy Services, Inc.

9.

SECOND: The Corporation filed its Second Amended and Restated Certificate of Incorporation of the Corporation (hereinafter called the “Amended and Restated Certificate of Incorporation”) with the Secretary of State of the State of Delaware on December 18, 2023.

10.

THIRD: Resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed amendment to the Amended and Restated Certificate of Incorporation (the “Amendment”), approving the Amendment and declaring the Amendment to be advisable, and directing that the Amendment be presented to the stockholders of the Corporation for approval.

11.

FOURTH: Thereafter, the holders of outstanding stock of the Corporation, having not less than the minimum number of votes that would be necessary to authorize or take such action at a stockholders meeting at which all shares entitled to vote thereon were present and voted, approved the Amendment by written consent in lieu of a meeting pursuant to Sections 242 and 228(a) of the DGCL.

12.	FIFTH: Article 4 of the Amended and Restated Certificate of Incorporation is hereby amended by deleting paragraph (E) in its entirety and replacing it with the following:

“(E) Forward Stock Split.

Without regard to any other provision of this Amended and Restated Certificate of Incorporation, each one (1) share of Common Stock of the Corporation, either issued and outstanding or held by the Corporation as treasury stock (and including each fractional share in excess of one (1) share held by any stockholder and each fractional interest in excess of one (1) share held by the Corporation as treasury stock), immediately prior to the time this amendment becomes effective shall be and is automatically reclassified and changed (without any further act) into [•] ([•]) fully paid and nonassessable shares of Common Stock of the Corporation (or, with respect to such fractional shares and interests, such lesser number of shares and fractional shares or interests as may be applicable based upon such [•]-for-1 ratio) without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation.”

13.	SIXTH: This Amendment has been duly adopted in accordance with the provisions of Sections 242 and 228 of the DGCL.

14.	SEVENTH: This Amendment shall become effective at 5:02 p.m., Eastern Time, on [•].

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this [•] day of [•].

SUPERIOR ENERGY SERVICES, INC.

By:
Name:
Title:

Annex B

Fairness Opinion of Houlihan Lokey

[See attached]

December 13, 2024

The Board of Directors of Superior Energy Services, Inc.

1001 Louisiana Street, Suite 2900

Houston, TX 77002

Attn: Dave Lesar, Chairman

Dear Board of Directors:

We understand that Superior Energy Services, Inc. (the “Company”) intends to effect a reverse-stock split of the Class A common stock, par value $0.01 per share, of the Company (the “Common Stock”) at a ratio of not less than 1 share for each 700 issued and outstanding shares of Common Stock and not greater than 1 share for each 800 issued and outstanding shares of Common Stock (the “Reverse Stock Split”). It is our understanding that each share of Common Stock held by a stockholder of record that owns less than a minimum number of shares of Common Stock, which, depending on the Reverse Stock Split ratio, would be between 700 and 800 shares of Common Stock (the “Minimum Number”) immediately prior to the effective time of the Reverse Stock Split (such stockholders, the “Cashed-Out Stockholders”) would be converted into the right to receive $80 in cash per share (the “Consideration”), and such Cashed-Out Stockholders would no longer be stockholders of the Company. We also understand that, immediately following the Reverse Stock Split, the Company intends to effect a forward stock split at a ratio of not less than 700 shares for each issued and outstanding share of Common Stock and not greater than 800 shares for each issued and outstanding share of Common Stock (the “Forward Stock Split” and, together with the Reverse Stock Split, the “Transaction”), which would reconvert whole shares and fractional share interests held by the stockholders that own at least the Minimum Number of shares of Common Stock immediately prior to the effective time of the Reverse Stock Split (the “Continuing Stockholders”) back into the same number of shares of the Company’s Common Stock held by such Continuing Stockholders immediately prior to the effective time of the Reverse Stock Split. Therefore, as a result of the Forward Stock Split, the total number of shares of the Company’s Common Stock held by the Continuing Stockholders would not change as a result of the Transaction, and the Continuing Stockholders would not be entitled to receive any cash for their fractional share interests resulting from the Reverse Stock Split, if any.

The Board of Directors of the Company (the “Board”) has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Consideration to be received by the Cashed-Out Stockholders in the Reverse Stock Split is fair to such Cashed-Out Stockholders from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed a draft dated December 13, 2024 of the resolutions of the Board approving the Transaction (the “Resolutions”);

2.	reviewed a draft dated December 13, 2024 of the written consent of the stockholders of the Company approving the Transaction (the “Stockholder Consent”);

3.	reviewed drafts dated November 18, 2024 of the amendments to the Company’s second amended and restated certificate of incorporation effecting the Transaction (the “Charter Amendments”);

1001 Fannin Street, Suite 4650, Houston, Texas 77002 832.319.5150 HL.com

Broker/dealer services through Houlihan Lokey Capital, Inc. and Houlihan Lokey Advisory, Inc.

The Board of Directors Superior Energy Services, Inc. December 13, 2024	- 53 -

4.	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

5.

reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including financial projections (and adjustments thereto) prepared by the management of the Company relating to the Company for the years ending 2024 through 2028;

6.	spoken with certain members of the management of the Company regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters;

7.	compared the financial and operating performance of the Company with that of public companies that we deemed to be relevant;

8.	considered publicly available financial terms of certain transactions that we deemed to be relevant; and

9.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the financial projections (and adjustments thereto) reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company and the other matters covered thereby, and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

We have relied upon and assumed, without independent verification, that (a) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (b) the Transaction will be consummated in a timely manner in accordance with the terms described in the Resolutions, the Stockholder Consent, the Charter Amendments and such other related documents and instruments, without any amendments or modifications thereto. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final forms of the Resolutions, the Stockholder Consent and the Charter Amendments will not differ in any respect relevant to this Opinion from the drafts of said documents.

The Board of Directors Superior Energy Services, Inc. December 13, 2024	- 54 -

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

We understand that (a) neither the Board nor the Company engaged in negotiations with respect to the Consideration to be received by the Cashed-Out Stockholders in the Reverse Stock Split or the terms of the Transaction and (b) neither the Board nor the Company engaged in any discussions with, or solicited any indications of interest from, any other party with respect to the securities, assets, businesses or operations of the Company, or any alternatives to the Transaction. We have not been requested to, and did not, (a) initiate or participate in any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, business or operations of the Company or any other party, or any alternatives to the Transaction, (b) assist the Board or the Company in structuring or negotiating the terms of the Transaction, or (c) advise the Board, the Company or any other party with respect to alternatives to the Transaction. We express no view or opinion as to any such matters, including the terms of any transaction that could have been obtained if any of the foregoing had been undertaken or whether the terms of the Transaction would have been more favorable to the Cashed-Out Stockholders if any of the foregoing had been undertaken. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. We are not expressing any opinion as to what the value of the Common Stock actually will be when the number of shares of Common Stock issued and outstanding is reduced pursuant to the Transaction or the price or range of prices at which the Common Stock may be purchased or sold, or otherwise be transferable, at any time.

This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. As you are aware, the oil and gas energy industry has been experiencing volatility and we express no opinion or view as to any potential effects of such volatility on the Transaction or the Company, and this Opinion does not purport to address potential developments in any such industry.

This Opinion is furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, the Company, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise.

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company or any other party that may be involved in the Transaction and their respective affiliates or security holders or any currency or commodity that may be involved in the Transaction.

The Board of Directors Superior Energy Services, Inc. December 13, 2024	- 55 -

Houlihan Lokey and certain of its affiliates have in the past provided and are currently providing certain investment banking, financial advisory and/or other financial or consulting services to the Company and to certain of the Company’s significant stockholders and/or their respective affiliated investment funds and/or portfolio companies, including GoldenTree Asset Management, LP (“GoldenTree”), or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, GoldenTree (collectively, with GoldenTree, the “GoldenTree Group”) and Monarch Alternative Capital, LP (“Monarch”), or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, Monarch (collectively, with Monarch, the “Monarch Group”), for which Houlihan Lokey and its affiliates have received, and may receive, compensation, including, among other things, (i) having provided certain financial advisory and opinion services to the Company in connection with transactions as well as for financial reporting and tax purposes, (ii) having provided financial advisory and other services to members of the GoldenTree Group and Monarch Group, including, with respect to Monarch, having provided valuation advisory services with respect to Monarch’s investment in the Company to assist Monarch in connection with its determination of fair value for financial reporting purposes. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, members of the GoldenTree Group, members of the Monarch Group or other participants in the Transaction in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by GoldenTree, Monarch or other participants in the Transaction or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with members of the GoldenTree Group, members of the Monarch Group or other participants in the Transaction or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates have in the past acted, are currently acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, members of the GoldenTree Group, members of the Monarch Group or other participants in the Transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Consideration to the extent expressly specified herein), including each of the Reverse Stock Split and the Forward Stock Split, (iii) the fairness of any portion or aspect of the Transaction to the holders of shares of Common Stock or holders of any other any class of securities, creditors or other constituencies of the Company, or to any other party,

The Board of Directors Superior Energy Services, Inc. December 13, 2024	- 56 -

except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the fairness to the holders of Common Stock or other securities of the Company (other than the Cashed-Out Stockholders to the extent expressly specified herein) of the Consideration to be received by the Cashed-Out Stockholders, the fairness to the Cashed-Out Stockholders of any consideration to be received in the Transaction by the Continuing Stockholders or holders of other securities of the Company, or the fairness of the Consideration to be received by the Cashed-Out Stockholders relative to any consideration to be received in the Transaction by the Continuing Stockholders or holders of other securities of the Company or vice versa), (vi) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration, if any, payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Consideration or otherwise except if and only to the extent expressly set forth in the last sentence of this Opinion. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the assessments by the Board and the Company and their respective advisors, as to all legal, regulatory, accounting, insurance, tax and other similar matters with respect to the Company and the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be received by the Cashed-Out Stockholders in the Reverse Stock Split is fair to such Cashed-Out Stockholders from a financial point of view.

Very truly yours,

HOULIHAN LOKEY CAPITAL, INC.